UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ALBEMARLE CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that Albemarle Corporation’s 2012 Annual Meeting (the “Meeting”) of Shareholders will be held at the Hilton Baton Rouge Capitol Center, 201 Lafayette Street, Baton Rouge, Louisiana, on Wednesday, May 9, 2012, at 8:00 a.m., central time, for the following purposes:

1.	To elect the nine nominees named in the accompanying Proxy Statement to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To ratify the advisory resolution to approve the compensation of our named executive officers; and

4.	To conduct any other business which may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on Friday, March 2, 2012, are entitled to receive notice of and vote at the Meeting.

UNLESS YOU PROVIDE SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE, BROKERS MAY NOT VOTE YOUR SHARES OF COMMON STOCK ON THE ELECTION OF DIRECTORS OR THE NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

To ensure your vote is counted, you are requested to vote your shares promptly, regardless of whether you expect to attend the Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately tabulated. In addition, by using the Internet or telephone, you help reduce the Company’s postage and proxy tabulation costs. If you are voting by Internet or telephone, please do not return the enclosed paper ballot. You may also vote by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

If you are present at the Meeting, you may vote in person even if you already have voted your proxy by Internet, telephone or mail. Seating at the Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Karen G. Narwold, Secretary

March 28, 2012

451 FLORIDA STREET

BATON ROUGE, LOUISIANA 70801

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 9, 2012

This Proxy Statement provides certain information about the accompanying proxy to be used for the Meeting, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors determined the Meeting will take place on Wednesday, May 9, 2012, beginning at 8:00 a.m., central time and will be held at the Hilton Baton Rouge Capitol Center, 201 Lafayette Street, Baton Rouge, Louisiana.

SOME QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE MEETING

Q:	Why am I being asked to review this document?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Albemarle Corporation, a Virginia corporation (“Albemarle”, the “Company,” “we,” “us” or “our”). We are providing these proxy materials to you in connection with the Meeting. As a Company shareholder, you are invited to attend the Meeting and are entitled and encouraged to vote on the matters described in this Proxy Statement.

Q:	Who is entitled to vote?

A:	You may vote all of the shares of our common stock (“Common Stock”) that you owned at the close of business on Friday, March 2, 2012, the record date (“Record Date”). On the Record Date, the Company had 89,118,918 shares of Common Stock outstanding and entitled to vote at the Meeting. Each share of Common Stock you held on the Record Date is entitled to one vote.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy. Mr. Luther C. Kissam, IV and Ms. Karen G. Narwold have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted in accordance with the instructions provided.

Q:	What is a voting instruction form?

A:	If you hold your shares of Common Stock in street name, you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

Q:	What proposals will be voted on at the Meeting?

A:	There are three proposals to be considered and voted on at the Meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

PROPOSALS

1.	To elect the nine nominees named in this Proxy Statement to the Board of Directors of Albemarle Corporation, each to serve a one-year term expiring at the later of the 2013 Annual Meeting or upon his or her successor being elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To ratify the advisory resolution to approve the compensation of our named executive officers.

We will also consider other business that properly comes before the Meeting in accordance with Virginia law and our Bylaws.

Q:	How many shares must be present to hold the Meeting?

A:	In order for the Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or represented by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) pursuant to a signed proxy or voting instruction card that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	What vote is needed to elect Directors?

A:	The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of Directors. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

Q:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

Q:	What vote is needed to approve the non-binding resolution regarding the compensation of our named executive officers?
A:	The approval of the non-binding resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or us. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation.

Q:	What are the voting recommendations of the Board of Directors?
A:	The Board of Directors recommends that shareholders vote “FOR” all of the proposed nominees for Director, “FOR” the ratification of the appointment of PwC and “FOR” the resolution approving the compensation of our named executive officers.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or held through our Albemarle Corporation Savings Plan (the “401(k) Plan”), you are considered a shareholder of record with respect to those shares. If you are a shareholder of record, you may vote your shares using any of the following proxy voting alternatives:

•	By Internet at www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 p.m. eastern time on Tuesday, May 8, 2012.

•	By Telephone by dialing 1.800.690.6903. Use any touch tone telephone to transmit your proxy instructions up until 11:59 p.m. eastern time on Tuesday, May 8, 2012.

•	By Mail. Complete, sign, date and return the enclosed proxy or, if applicable, the voting instruction form provided by the bank, broker or other nominee who will be voting on your behalf.

•	In Person at the Meeting.

Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision. Whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. If you are a beneficial owner of shares, you should receive a “voting instruction form” from the institution that holds those shares. The voting instruction form provides information on how you may direct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, telephone or mail – will be superseded by the vote you cast at the Meeting. If your proxy is properly completed and submitted, whether by the Internet, telephone or mail, and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in accordance with your voting instructions or, if none are provided, then as recommended by our Board of Directors and as set forth in this Proxy Statement. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

Q:	How will my shares be voted if I sign, date and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?

A:	Shareholders should specify their choice for each matter on the proxy they submit whether by internet, telephone, mail or voting instruction form. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for Director, “FOR” the ratification of the appointment of PwC , “FOR” the resolution regarding the compensation of our named executive officers and in the discretion of the proxy holders on any other business proposal which may properly come before the Meeting, with the following two exceptions:

•

shares of Common Stock held in our 401(k) Plan for which no direction is provided on a properly executed, returned and unrevoked voting instruction form will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals; and

•

shares of Common Stock held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy or voting instruction form will vote the shares of Common Stock represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

Q:	How will my shares be voted if I do not return my proxy or my voting instruction form?

A:	It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name with Wells Fargo, our transfer agent, your shares will only be voted if Wells Fargo receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement (which is explained under “Questions and Answers — How many shares must be present to hold the Meeting?”) above, unless you attend the Meeting to vote them in person.

If you are a shareholder whose shares of Common Stock are held in street name, which means that your shares are registered in the name of your bank, broker or other nominee, your bank, broker or other nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker or its nominee. Whether the bank, broker or other nominee may vote your shares depends on the proposals before the Meeting. Under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment by the Audit Committee of PwC as our independent registered public accounting firm.

The rules of the NYSE, however, do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the election of the nominees for Director or (ii) the non-binding advisory resolution regarding the compensation of our named executive officers, in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are not considered “routine matters.”

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes and, with respect to the election of Directors, withheld votes, will not be included in the vote totals for the election of Directors, the non-binding advisory resolution regarding the compensation of our named executive officers or the ratification of the appointment of PwC and thus will not affect the outcome of the vote for these proposals.

Q:	What happens if additional matters are presented at the Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Meeting. If you grant a proxy, the proxy holders, Luther C. Kissam, IV and Karen G. Narwold, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting in accordance with Virginia law and our Bylaws.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Meeting. A proxy can be changed or revoked by:

•	delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or

•	appearing at the Meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Meeting will not by itself revoke a proxy.

If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke your previously given proxy.

Q:	Where can I find the results of the Meeting?

A:	We intend to announce preliminary voting results at the Meeting and publish final results through a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days of the Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We will pay for the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by our employees. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay Alliance approximately $5,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.

Q:	How do I communicate with the Board of Directors?

A:

Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, Attention: Chairman of the Nominating & Governance Committee or by electronic mail at governance@albemarle.com. The Chairman of the Nominating &

Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating & Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members and/or (iv) other individuals or entities.

***********

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on

Wednesday, May 9, 2012.

The Proxy Statement and our Annual Report on Form 10-K (the “2011 Annual Report”) are both available free of charge at http://www.albemarle.com/Investors/Financials/Annual-Reports. Additionally, a copy of the 2011 Annual Report is enclosed for your reference. The 2011 Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein. Upon request, we will provide without charge to each person to whom this Proxy Statement has been delivered, additional copies of the 2011 Annual Report. Requests should be directed to our Investor Relations department as described below:

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Investor Relations

Telephone: 225.388.8011

We make available free of charge through our Internet website (http://www.albemarle.com/Investors/Financials/) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

PROPOSAL 1 – ELECTION OF DIRECTORS

General Information

The Board of Directors, upon unanimous recommendation of the Nominating & Governance Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the Meeting. Election of each Director requires the affirmative vote of a plurality of the votes cast by the holders of shares represented at the Meeting and entitled to vote. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation. Each of the nominees: (i) is currently a member of the Board of Directors, (ii) has been nominated for election at the Meeting to hold office until the later of the 2013 Annual Meeting or the election of his/her respective successor and (iii) has consented to being named as such and to serve as such if elected. Messrs. J. Alfred Broaddus, Jr. and Richard L. Morrill, both current members of the Board of Directors, each informed the Company of his decision to retire from the Board of Directors and thus, will not stand for re-election as a Director.

Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2013 Annual Meeting or until his or her earlier resignation or removal.

Each nominee is listed below with information (as of the Record Date) concerning the age, principal occupation, employment and directorships during the past five years and positions with the Company, if applicable, the year in which he or she first became a Director of the Company and his or her term of office as a Director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to his or her nomination as a Director, in light of the Company’s business and governance structure.

The Board of Directors recommends that shareholders vote “FOR” all of the following nominees:

Jim W. Nokes; age 65; Director since 2009; Non-executive Chairman of the Board of Directors since February 2012; retired, having previously served until April 30, 2006, as Executive Vice President of Refining, Marketing, Supply and Transportation of ConocoPhillips (international, integrated energy company). Other directorship: Tesoro Corporation (independent refiner and marketer of petroleum products). Through Mr. Nokes’ experience at ConocoPhillips, he gained trading and risk management skills and operational experience. In addition, having been an executive of the company during the merger of Phillips Petroleum Co. and Conoco Inc., he gained unique experience in mergers and acquisitions that aid the Board of Directors in evaluating and directing the Company’s future.

William H. Hernandez; age 63; Director since 2011; retired, having previously served as Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc. (“PPG”), a global manufacturer of coatings and specialty products, from 1995 to 2010. Other directorships: Eastman Kodak Company (provider of imaging technology products and services to the photographic and graphic communications markets), Black Box Corporation (provider of network infrastructure services) and USG Corporation (manufacturer and distributor of building materials). Mr. Hernandez brings to the Board of Directors broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls and economics, all of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other public companies, he has gained additional experience in risk management and corporate governance.

R. William Ide, III; age 71; Director since 2005; Partner at McKenna Long & Aldridge LLP (law firm), having previously served as Senior Vice President, Secretary & General Counsel of Monsanto Corporation. Other directorship: AFC Enterprises, Inc. (the franchisor and operator of Popeyes® Chicken & Biscuits). Through Mr. Ide’s experience as general counsel of Monsanto Corporation, he gained extensive experience with the dynamics of a global chemical company such as ours, including corporate governance, compliance and public policy. He has also gained extensive experience throughout his career having personally advised boards of Fortune 200 public companies, quasi-governmental agencies and not-for-profits in areas such as governance, risk management, crisis management and remediation of failed controls and systems, areas which are of great importance to the Board of Directors.

Luther C. Kissam, IV; age 47; Director since November 2011; Chief Executive Officer of the Company since September 1, 2011. Mr. Kissam served as our President from March 15, 2010 through March 1, 2012, our Executive Vice President, Manufacturing, Law and HS&E from May 2009 through March 2010, our Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 through May 2009 and our Vice President, General Counsel and Secretary from October 2003 through December 2007. Before joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Co. (manufacturer and marketer of sweetener and consumer food products), having previously served as Assistant General Counsel of Monsanto Company (provider of agricultural products and solutions). Mr. Kissam’s knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and governing the Company’s future. Through his prior experience and service to the Company, he has developed extensive knowledge in the areas of leadership, global business, corporate finance, safety, risk oversight, mergers and acquisitions, management and corporate governance, each of which provides great value to the Board of Directors.

Joseph M. Mahady; age 58; Director since February 2012; retired, having previously served as President of Wyeth Pharmaceuticals, Inc., a global manufacturer of pharmaceutical products from 2007 to 2009. Prior to assuming these responsibilities, Mr. Mahady served as President of North America & Global Businesses from 2003-2005, as President of Americas & Global Businesses from 2005 – 2007 and as President of Global Business from 2005 – 2007. Mr. Mahady’s experience in leading global commercial operations and creating sustainable opportunities in emerging markets is an excellent addition to our Board. He has significant experience integrating companies following a merger or acquisition and a strong foundation in financial management.

Barry W. Perry; age 65; Director since 2010; retired, having previously served as Chairman and Chief Executive Officer of Engelhard Corporation (a surface and materials science company) from January 2001 to June 2006, prior to which he held various management positions since joining the company in 1993. Other directorships: Cookson Group PLC (a leading materials science company operating on a global basis in the ceramics, electronics and precious metals markets), Arrow Electronics (a global provider of electronics components and enterprise computing solutions) and Ashland, Inc. (global chemical producer). Mr. Perry’s experience in senior leadership as Chairman and Chief Executive Officer of Engelhard Corporation uniquely positions Mr. Perry to serve on the Board of Directors. Mr. Perry also has over forty years of experience in the plastics/chemical industry. In addition, through his service on the board of directors of other publicly-traded companies, he has developed extensive knowledge in the areas of management, risk oversight and corporate governance.

John Sherman, Jr.; age 66; Director since 2003; retired, having previously served as Vice Chairman of Scott & Stringfellow, Inc. (regional brokerage firm) from 2003 through 2006 and as President and Chief Executive Officer of Scott & Stringfellow, Inc. prior thereto. Through his experience as President and Chief Executive Officer of Scott & Stringfellow, Inc., and prior service on the boards of Trigon, Anthem and Blue Healthcare Bank, Mr. Sherman brings to the board valuable financial expertise, leadership skills and strategic planning abilities. He also provides extensive risk management knowledge. Mr. Sherman served as Lead Independent Director from April 2010-February 2012.

Harriett Tee Taggart; age 63; Director since 2007; consultant, having previously served until December 2006 as a Partner of Wellington Management LLC (investment management firm). Ms. Taggart was global sector equity portfolio manager and global industry analyst for the chemicals and related industries at Wellington Management LLC. Other directorships: The Hanover Insurance Group, Inc. (property and casualty insurance company) and a trustee of the Eaton Vance Mutual Fund Complex (a fund complex comprised of 182 funds). Ms. Taggart’s global experience as a senior investment professional and manager and her expertise in fundamental analysis, evaluation of business strategies, financial statements and future prospects is invaluable to the Board of Directors. Her prior service on the board of The Lubrizol Corporation (specialty chemical producers) and her experience at Wellington Management LLC has given her valuable financial expertise for service on our Board of Directors. In addition, having served on the boards of several publicly-traded companies, she has gained experience in risk oversight, executive compensation and corporate governance matters.

Anne Marie Whittemore; age 66; Director since 1996; Partner at McGuireWoods LLP (law firm). Other directorships: Owens & Minor, Inc. (national distributor of medical and surgical supplies and a healthcare supply chain management company) and T. Rowe Price Group, Inc. (global investment management firm). Ms. Whittemore brings to the Board of Directors 20 years of experience serving on the board of directors of several publicly-traded companies. Through her service on the compensation, corporate governance and audit committees of these companies, she has developed extensive knowledge in the area of executive compensation, corporate governance and risk management. In addition, as a lawyer, she has gained extensive experience advising clients on corporate governance matters.

Our Corporate Governance Guidelines, including Director independence standards, our Code of Business Conduct and the charters of our Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environment Committees are available on our Internet website at http://albemarle.com/Investors/Corporate-Governance and are available in print to any shareholder upon request by contacting our Investor Relations department.

GOVERNANCE MATTERS

Director Independence

The Board of Directors has determined that Messrs. Hernandez, Ide, Mahady, Nokes, Perry and Sherman and Ms. Taggart and Ms. Whittemore are “independent” Directors within the NYSE listing standards and the independence standards of our Corporate Governance Guidelines.

In order for a Director to be considered “independent” by the Board of Directors, he or she must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence and (ii) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Securities Act of 1933, as amended, and the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the Director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board of Directors’ approval, and may hold special meetings between scheduled meetings when appropriate. During 2011, the Board of Directors held seven meetings. Each of the Directors attended over 75% of the aggregate of (i) the total number of meetings of all Committees of the Board of Directors on which the Director then served and (ii) the total number of meetings of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and Chief Executive Officer (“CEO”). Prior to September 2011, the roles had been combined with Mark Rohr serving as CEO and Chairman of the Board of Directors. In September 2011, Mr. Kissam succeeded Mr. Rohr as CEO, with Mr. Rohr remaining as the Executive Chairman until his retirement on February 1, 2012. During the period when the roles of CEO and Chairman were combined, the Board of Directors established a counterbalancing governance structure that included a designated Lead Independent Director, as set forth in the Corporate Governance Guidelines. Mr. Sherman served as our Lead Independent Director from April 2010 until February 2012. Pursuant to our Corporate Governance Guidelines, if the Board of Directors is led by a non-independent chair, the independent Directors will then elect annually a Lead Independent Director who is responsible for presiding over the executive sessions of the independent Directors and any other functions that may be delegated to the position. The Corporate Governance Guidelines provide that the Lead Independent Director will not serve more than three consecutive terms. The Lead Independent Director’s primary responsibility is to ensure that the Board of Directors provides independent oversight of management and that Directors and shareholders have an independent leadership contact.

Effective February 1, 2012, Mr. Sherman resigned as Lead Independent Director and Mr. Nokes was elected as our Non-executive Chairman of the Board (the “NEC”). Given our current circumstances and operating strategies, we believe having a separate independent Chairman of the Board of Directors and CEO is the appropriate structure for our shareholders and us. The Company benefits from this structure by drawing on the leadership experience of our NEC, Mr. Nokes, and the strategic vision of our CEO, Mr. Kissam.

As part of our annual corporate governance and succession planning review, the Nominating & Governance Committee and the Board of Directors evaluates our board leadership structure to ensure that the structure in place is appropriate for the Company at the time. The Board of Directors recognizes that there may be circumstances in the future that would lead it to, again, combine the offices of Chairman of the Board of Directors and CEO, which would include electing a Lead Independent Director. Our Corporate Governance Guidelines provide for either structure by including a description of the responsibilities for both an NEC and a Lead Independent Director in Annexes B and A, respectively.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight, with general oversight delegated to the Audit Committee. To assist the Board of Directors and the Audit Committee with that responsibility, management designed an Enterprise Risk Management (“ERM”) process that is led by Scott Tozier, Senior Vice President, Chief Financial Officer (“CFO”) and Chief Risk Officer, and managed by an ERM Committee with cross functional representation by senior Company leaders worldwide. The ERM Committee meets quarterly to identify, discuss and assess Company-wide risks and develop action plans to mitigate those risks categorized as having the largest potential financial, reputational and/or health, safety or environmental impacts – all of which are included in an ERM quarterly report. The Chief Risk Officer (or other ERM Committee members) regularly reports to the Audit Committee, generally highlighting those risks identified as the most significant, reviewing the Company’s methods of risk assessment and risk mitigation strategies, and updating the Audit Committee on issues the ERM Committee identified as possible emerging risks. The Audit Committee engages in regular periodic discussions with the Chief Risk Officer and other members of the ERM Committee, as appropriate.

The Audit Committee reports to the full Board of Directors on, among other matters, risk oversight. Additionally, the Board of Directors receives quarterly a copy of the ERM Committee’s reports and annually a detailed report from the Chief Risk Officer in which the Company identifies its risk areas and oversight responsibility. The Board of Directors also engages in periodic discussions with the Chief Risk Officer and other members of the ERM Committee, as appropriate.

While the Audit Committee is responsible for, among other matters, general ERM, the full Board of Directors and each of the other standing Board Committees considers risks within its area of responsibility. The Board of Directors oversees corporate strategy, business development, capital structure, market exposure and country-specific risks. The Executive Compensation Committee considers human resources risks and potential risks relating to our employee (including executive) compensation programs. See the “Compensation Risk Assessment” beginning on page 49. The Nominating & Governance Committee considers succession planning, intellectual property risks and governance risks. The Health, Safety & Environment Committee considers the effectiveness of our health, safety and environment programs and initiatives. The Health, Safety & Environment Committee also assists the Board of Directors with oversight of matters related to the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products. Each of the Committees regularly reports to the Board of Directors.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the Committee level, with ultimate oversight by the full Board of Directors.

Meetings of Non-Management Directors; Lead Independent Director

Executive sessions of the independent members of the Board of Directors and executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled meetings of the full Board of Directors during 2011. John Sherman, as Lead Independent Director during 2011, presided at the executive sessions of the non-management Directors held during the year. Shareholders and other interested persons may contact the Chairman of the Nominating & Governance Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 5.

Stock Ownership Requirements

Under our policy for stock ownership by non-employee Directors, all non-employee Directors are expected to achieve ownership of Common Stock equal to 5,000 shares (including phantom shares) after five years of service as a Director. All of our non-employee Director nominees with at least five years of service satisfy these stock ownership requirements.

Director Continuing Education

We encourage Directors to attend at least one director continuing education program every three years. Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs. In 2011, six of our independent Directors attended director continuing education programs.

Attendance at Annual Meeting

We expect all Directors to attend the annual meeting of shareholders each year. All Directors attended the 2011 Annual Meeting.

Committees of the Board of Directors; Assignments and Meetings

The Board of Directors maintains the following four standing Committees: Audit, Executive Compensation, Nominating & Governance and Health Safety & Environment. During fiscal year 2011, the various Committees held the following number of meetings: Audit Committee, nine; Executive Compensation Committee, six; Nominating & Governance Committee, six; and Health Safety & Environment, four. No Director attended fewer than 75% of the meetings of the Committees on which the Director then served.

Additionally, the Board of Directors determined that all of the members of the standing Committees are (i) “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines, (ii) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and (iii) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). See “Director Independence” beginning on page 9.

The following table lists our current Directors and their Committee assignments as of the Record Date.

	Audit Committee	Executive Compensation Committee	Nominating & Governance Committee	Health, Safety & Environment Committee
Management Director
Luther C. Kissam, IV
Independent Directors
J. Alfred Broaddus, Jr.	☐			☐
William H. Hernandez	☐			☐
R. William Ide, III		☐	▲
Joseph M. Mahady
Richard L. Morrill		☐		▲
Jim W. Nokes*	●	☐	☐	●
Barry W. Perry		☐		☐
John Sherman, Jr.		▲	☐
Harriett Tee Taggart	▲		☐
Anne Marie Whittemore	☐		☐

▲Chairperson       ☐ Member    ●Non-Voting Member; participates as Non-Executive Chairman    *Non-Executive Chairman of the Board

Audit Committee

The Audit Committee is a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties of the Audit Committee are set forth in its charter which can be found at: http://www.albemarle.com/Investors/Corporate-Governance/Board-of-Directors-and-Committees/Audit-Committee on the Company’s website. The Board of Directors has determined that all Audit Committee members, as required by SEC regulations and NYSE rules, are financially literate, and at least one member of the Audit Committee has accounting or related financial management expertise, as interpreted by the Board of Directors. The Board of Directors has also determined that each of Ms. Taggart and Messrs. Hernandez and Broaddus is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Please also see the “Audit Committee Report” beginning on page 26.

Executive Compensation Committee

The duties of the Executive Compensation Committee are set forth in its charter which can be found at http://www.albemarle.com/Investors/Corporate-Governance/Board-of-Directors-and-Committees/Compensation-Committee on the Company’s website.

The Executive Compensation Committee’s primary role is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this Proxy Statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance, and determining the compensation, of the CEO and approving the compensation structure for senior management and other key employees.

The Executive Compensation Committee also approves cash incentive awards, certain consultant agreements and initial compensation packages of new executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock, restricted stock units and cash incentive awards under the Albemarle Corporation 2008 Incentive Plan, as approved by the shareholders in 2008 and as amended (the “2008 Incentive Plan”).

The Executive Compensation Committee reviews and approves the performance, compensation and annual performance goals of the CEO with input from all independent Directors and the CEO’s self evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers based upon the evaluation and recommendation of the CEO. The Executive Compensation Committee periodically meets individually with members of senior management in order to assess progress toward meeting long-term objectives approved by the Board of Directors. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 29.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and has retained Pearl Meyer & Partners (“PM&P”) as the Executive Compensation Committee’s outside independent compensation consulting firm. PM&P is a nationally recognized executive compensation consultant and the Executive Compensation Committee has retained it to provide information concerning compensation paid by competitors and members of our Peer Group (as discussed and defined below) and to assist in designing compensation plans. For additional information with respect to the Executive Compensation Committee and PM&P, please see “Compensation Discussion and Analysis” beginning on page 29.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Executive Compensation Committee related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Executive Compensation Committee.

Nominating & Governance Committee

The duties of the Nominating & Governance Committee are set forth in its charter which can be found at http://www.albemarle.com/Investors/Corporate-Governance/Board-of-Directors-and-Committees/Nominating-and-Governance-Committee-231.html on the Company’s website.

The Nominating & Governance Committee assists the Board of Directors on all matters relating to the selection, qualification (including determinations of “independence”) and compensation of members of the Board of Directors, as well as matters relating to the duties of the members of the Board of Directors and the annual evaluation of the Board of Directors’ performance and processes. The Nominating & Governance Committee also assists the Board of Directors with oversight of corporate governance and succession planning for the CEO and other senior executives. The Nominating & Governance Committee administers the Albemarle Corporation 2008 Stock Compensation Plan for Non-Employee Directors (the “2008 Directors Stock Plan”).

The Nominating & Governance Committee identifies Director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including professional search firms.

Director Candidate Recommendations and Nominations by Shareholders.

Shareholders should submit any such recommendations to the Nominating & Governance Committee through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 5. In addition, in accordance with our Bylaws, any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Bylaws and summarized in “Shareholder Proposals” beginning on page 66. Copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company.

Nominating & Governance Committee Process for Identifying and Evaluating Director Candidates.

The Nominating & Governance Committee identifies and evaluates all Director candidates in accordance with the Director qualification standards described in the Corporate Governance Guidelines. The Board of Directors as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets. The Nominating & Governance Committee reviews its effectiveness in balancing these considerations through ongoing consideration of Directors and nominees, as well as the Nominating & Governance Committee’s annual self-evaluation process.

The Nominating & Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual members of the Board of Directors as well as the background and expertise of the Board of Directors as a whole. The Nominating & Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees.

In addition, the Nominating & Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board of Directors’ needs. The Committee maintains a list of general criteria for the nomination of Director candidates, which incorporates the skills, qualities and experiences deemed most important to the successful governance of the Company. The Nominating & Governance Committee periodically reviews this list to determine if there are new skills, qualities and/or experiences that ought to be considered. At the same time, it evaluates the skills and performance of existing Directors to assess the future needs of the Board of Directors (upon the retirement of Directors or otherwise). When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.

When considering a Director standing for re-election, in addition to the attributes described above, the Nominating & Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After completing potential Director nominees’ evaluations, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Nominating & Governance Committee. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for Director based upon the source from which the individual was first identified, including whether a candidate is recommended by a shareholder.

The Nominating & Governance Committee utilized the third party search firm Russell Reynolds Associates to assist in identifying potential Director candidates during 2011. The Nominating & Governance Committee did not receive any Board of Director recommendations from any shareholders in connection with the Meeting. Joseph M. Mahady, who was elected by the Board of Directors as a Director effective February 1, 2012, was recommended by Russell Reynolds Associates in 2011.

Health, Safety & Environment Committee

The duties of the Health, Safety & Environment Committee are set forth in its charter which can be found at http://www.albemarle.com/Investors/Corporate-Governance/Board-of-Directors-and-Committees/Health-Safety-and-Environment-Committee on the Company’s website.

The Health, Safety & Environment Committee assists the Board of Directors in fulfilling its oversight responsibilities in assessing the effectiveness of our health, safety and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products.

DIRECTOR COMPENSATION

In 2011, non-employee Directors received an annual retainer fee that was paid quarterly and an additional amount of cash compensation based on their service as a chairperson of a Committee (prorated for less than full year service, if applicable):

Annually
Retainer Fee (1)	$83,000
Audit Committee Chair Fee	10,000
Nominating & Governance Committee Chair Fee	8,000
Health, Safety & Environment Committee Chair Fee	8,000
Executive Compensation Committee Chair Fee	10,000
Lead Independent Director	20,000

1	Although our NEC did not assume the role until February 1, 2012, in December 2011, the Board of Directors agreed that the annual fee for the NEC would be $100,000, in addition to the annual retainer fee of $83,000 received as a Director.

In addition, in accordance with the 2008 Directors Stock Plan, non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee of $83,000 divided by the closing price per share of Common Stock on the 2011 Annual Meeting date, which was $69.88. The number of shares granted was rounded up to the nearest 25 share increment. We also reimbursed each of our non-employee Directors for reasonable travel expenses incurred in connection with attending Board of Directors and Board Committee meetings. Employee members of the Board of Directors were not paid separately for service on the Board of Directors.

The following table presents information relating to total compensation of the Directors for the fiscal year ended December 31, 2011.

Name	Cash Compensation(2)	Stock Awards(3)	All Other Compensation(4)	Total
J. Alfred Broaddus, Jr.	$ 86,599	$83,856	$ 2,500	$ 172,955
William H. Hernandez	83,000	83,856	2,500	169,356
R. William Ide, III	88,121	83,856	2,500	174,477
Richard L. Morrill	91,000	83,856	2,500	177,356
Jim W. Nokes	83,000	83,856	2,500	169,356
Barry W. Perry	83,000	83,856	2,500	169,356
John Sherman, Jr.	112,280	83,856	2,500	198,636
Charles E. Stewart(1)	41,500	--	2,500	44,000
Harriett Tee Taggart	89,401	83,856	2,500	175,757
Anne Marie Whittemore	86,599	83,856	2,500	172,955

1	Charles E. Stewart retired as a Director upon the expiration of his term on May 11, 2011.

2	Amounts shown include fees that have been deferred at the election of the Director under our Director deferred compensation plan.

3	Amounts shown represent the aggregate grant date fair value of stock awards recognized in fiscal year 2011 in accordance with FASB ASC Topic 718. Each non-employee Director received 1,200 shares of Common Stock (some of which were deferred at the election of certain Directors) for service as a Director in 2011. In accordance with the 2008 Directors Stock Plan, non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee divided by the closing price per share of Common Stock on the 2011 Annual Meeting date, which was $69.88, rounded up to the nearest 25 share increment. The amounts set forth above reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the non-employee Directors. All of the shares granted as of May 11, 2011, pursuant to the 2008 Directors Stock Plan, will not vest until the first anniversary of their grant date.

4	Amounts in this column represent the maximum amount of matching contributions by the Company that each non-employee Director was eligible to designate for charitable donations to eligible organizations as part of our overall support of charitable organizations under our matching gift program for the Board of Directors.

2008 Stock Compensation Plan for Non-Employee Directors

The 2008 Directors Stock Plan provides for the grant of shares of Common Stock to each non-employee Director (each, a “participant”) of the Company. The Board of Directors has discretionary authority to increase the amount of shares of Common Stock issued to each participant during the calendar year, subject to a $100,000 limitation on the value of the shares to be issued to any participant in any calendar year. In the event of a change in capital, shares of capital stock or any special distribution to our shareholders, the Board of Directors will make equitable adjustments in the number of shares of Common Stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Common Stock that may be issued under the 2008 Directors Stock Plan is 100,000 shares.

The Board of Directors may amend, suspend or terminate the 2008 Directors Stock Plan, but no such amendment can (i) increase the number of shares of Common Stock that may be granted to any participant (except as described above) or (ii) increase the total number of shares of Common Stock that may be granted under the 2008 Directors Stock Plan; provided, however, that the 2008 Directors Stock Plan may not be amended more than once every six months other than to comply with changes in the Code, or any rules or regulations promulgated thereunder. Any amendment of the 2008 Directors Stock Plan must comply with applicable rules of the NYSE.

Our Nominating & Governance Committee administers the 2008 Directors Stock Plan. The Nominating & Governance Committee interprets all provisions of the 2008 Directors Stock Plan, establishes administrative regulations to further the purpose of the 2008 Directors Stock Plan and takes any other action necessary for the proper operation of the 2008 Directors Stock Plan. All decisions and acts of the Nominating & Governance Committee are final and binding.

Deferred Compensation

Non-employee Directors may defer, in 10% increments, all or part of their retainer fee and/or chair fees into either a deferred cash account or a deferred phantom stock account and may defer, in 10% increments, all or part of their stock awards into a deferred phantom stock account (the “Deferred Compensation Plan”). Fees deferred, in whole or in part, into a phantom stock account are recorded by the Company as phantom shares. Deferred cash and phantom stock accounts are unfunded and maintained for record keeping purposes only. Distributions under the Deferred Compensation Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years. Deferred cash account amounts are paid in the form of cash and deferred phantom stock account amounts are paid in whole shares of Common Stock. Unless otherwise elected by the participant as permitted under the Deferred Compensation Plan, distributions will begin on the February 15th following the earlier of the participant’s turning 65 years old or ending his or her tenure as a Company Director. The maximum aggregate number of shares of Common Stock that may be issued under the Deferred Compensation Plan is 200,000 shares. For 2011, Mr. Broaddus elected to defer part of his chair fees, part of his retainer fees and all of his stock compensation into his deferred phantom stock account. Mr. Ide elected to defer all of his chair fees, all of his retainer fees and all of his stock compensation into his deferred phantom stock account. Mr. Perry elected to defer all of his stock compensation into his deferred phantom stock account and defer all of his retainer fees into his deferred cash account. Ms. Whittemore and Messrs. Morrill and Hernandez elected to defer all of their stock compensation into their deferred phantom stock accounts.

Retirement Compensation

Any Director who became a member of the Board of Directors on or before October 27, 1999, served at least five years and retires from the Board after age 60 is eligible to receive upon retirement from the Board of Directors, $12,000 per year for life, payable in quarterly installments. Ms. Whittemore is the only Director up for election that is eligible for this benefit upon her retirement. The payment period limitation on this benefit may be waived in certain circumstances. In addition, such retirement payments to former Directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any Director who became a member of the Board of Directors after October 27, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee or the disinterested members of the Board of Directors approves or ratifies such transaction in accordance with the guidelines set forth in the policy, if the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by our Executive Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our CEO or the CFO, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chair of the Audit Committee has delegated authority to act on behalf of the Audit Committee. The Audit Committee (or the Chair) approves only those related person transactions that it determines in good faith to be in our best interests and the best interests of our shareholders and which is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of Common Stock, the Audit Committee has pre-approved the repurchase of shares of Common Stock from related persons, provided that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to us than those that could be obtained in arm’s length dealings with an unrelated third party.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee may rely upon Item 404 of Regulation S-K.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a Director or executive officer of us or a nominee to become a Director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, executive officer, nominee or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such Director, executive officer, nominee or more than 5% beneficial owner and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Audit Committee was not presented with, and the Company did not participate in, any related person transactions in 2011.

CORPORATE GOVERNANCE PRACTICES

Our Board of Directors and management periodically review our Corporate Governance Guidelines and other corporate governance policies, principles and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices. The following is a summary of certain adopted, revised or existing governance policies or practices of the Company:

•

In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

•

Annually the Company produces a Sustainability Report (and a summarized version of the same information) drafted and organized based on the Global Reporting Initiative’s (“GRI”) G3 Protocol. It includes G3-specified Profile Disclosures, Management Approach Disclosures and Performance Indicators. For the three years the Company has produced the GRI report, we have received a GRI Checked “Level A.” Albemarle’s “GRI Report on 2010 Activities” is available on our website at: http://www.albemarle.com/sustainability/sustainability-Reports.

•	The Company’s Insider Trading Policy prohibits, among other things, Company employees and Directors from hedging our Company shares.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages, titles (as of March 2, 2012) and biographies of our executive officers and certain other officers are set forth below. Each officer’s term runs until the Board of Directors meeting following the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Name	Age	Title
Luther C. Kissam, IV*	47	Chief Executive Officer
John M. Steitz	53	President and Chief Operating Officer
Susan M. Kelliher	45	Senior Vice President, Human Resources
Karen G. Narwold	52	Senior Vice President, General Counsel and Corporate Secretary
John J. Nicols	48	Senior Vice President, Strategic Development and Catalysts
Scott A. Tozier	46	Senior Vice President, Chief Financial Officer and Chief Risk Officer
William B. Allen, Jr.	47	Vice President, Chief Accounting Officer and Controller
David W. Clary	52	Vice President, Chief Sustainability Officer
Nicole C. Daniel	43	Vice President, Deputy General Counsel and Chief Compliance Officer
Richard G. Fishman	59	Vice President, Treasurer and Chief Tax Counsel
Ronald R. Gardner	60	Vice President
Matthew K. Juneau	51	Vice President, Polymer Solutions
Scott A. Martin	54	Vice President, Fine Chemistry
Anthony S. Parnell	52	Vice President, Global Supply Chain
Milan R. Shah	36	Vice President, Mergers and Acquisitions
Ronald C. Zumstein	50	Vice President, Manufacturing

*See page 8 for information about Mr. Kissam’s business experience.

John M. Steitz was appointed as our President and Chief Operating Officer effective March 1, 2012. Prior to such date, Mr. Steitz had served as Executive Vice President and Chief Operating Officer since April 2007,

Senior Vice President, Business Operations from January 2004 until April 2007 and as Vice President, Business Operations from October 2002 until January 2004. From July 2000 until October 2002, Mr. Steitz served as Vice President, Fine Chemistry on a global basis. Before joining us, he was Vice President and General Manager, Pharmaceutical Chemicals of Mallinckrodt, Incorporated (global provider of specialty healthcare products in the areas of diagnostic imaging, respiratory care and pain relief, and business unit of Tyco Healthcare) for 22 years. Mr. Steitz currently serves as a director on the Board of Directors of Innophos Holdings Inc.

Susan M. Kelliher was appointed Senior Vice President, Human resources effective March 1, 2012. Ms. Kelliher most recently served as Vice President, Human Resources - Global Sales and Enterprise Marketing at Hewlett Packard where she led a team of 30 human resources professionals. Ms. Kelliher has extensive experience in integration of acquisitions and workforce planning and has led a number of global organizations in her career.

Karen G. Narwold joined us in September of 2010, as Senior Vice President and General Counsel of Albemarle. Ms. Narwold also serves as our Corporate Secretary. Ms. Narwold has over 20 years of legal, management and business experience with global industrial and chemical companies. After five years in private practice, she served as Vice President, General Counsel, Human Resources and Secretary of GrafTech International Ltd., a global graphite and carbon manufacturer and former subsidiary of Union Carbide. She then served as Vice President and Strategic Counsel of Barzel Industries, a North American steel processor and distributor. Ms. Narwold resigned from Barzel in November 2009, after Barzel reached an agreement to sell substantially all of its assets in a planned transaction that was consummated in a sale pursuant to Section 363 of the U.S. Bankruptcy Code. Most recently, Ms. Narwold served as Special Counsel with Kelley Drye & Warren LLP and with Symmetry Advisors where she worked in the areas of strategic, financial and capital structure planning and restructuring for public and private companies.

John J. Nicols was appointed Senior Vice President, Strategic Development and Catalysts effective March 1, 2012. Mr. Nicols previously served as Vice President, Catalysts from January 2007 to February 2012, Vice President, Fine Chemistry from June 2002 until January 2007, head of our Global Flame Retardants business from February 1999 through June 2002, and led our Bromine Businesses in Asia from Tokyo, Japan from 1995 through 1998. Mr. Nicols joined the Company and Ethyl Corporation in February 1990 having previously worked for three years in manufacturing and research and development for Hercules, Inc. (specialty chemicals).

Scott A. Tozier was elected as our Senior Vice President and CFO effective January 31, 2011. Mr. Tozier also serves as our Chief Risk Officer. Mr. Tozier has over 20 years of diversified international financial management experience. Following four years of assurance services with the international firm Ernst & Young, LLP, Mr. Tozier joined Honeywell International, Inc., where his 16 year career spanned senior financial positions in the U.S., Australia and Europe. His roles of increasing responsibilities included management of financial planning, analysis and reporting, global credit and treasury services and Chief Financial Officer of Honeywell’s Transportation Systems, Turbo Technologies and Building Solutions divisions. Most recently, Mr. Tozier served as Vice President of Finance, Operations and Transformation of Honeywell International, Inc.

William B. Allen, Jr. was elected as our Chief Accounting Officer on August 12, 2010 in addition to his previous appointment as Vice President and Corporate Controller on May 13, 2009. Mr. Allen had previously served as our Chief Financial Officer for our Catalysts and Fine Chemistry divisions from January 2006 until April 2009 and Corporate Controller from September 2003 until December 2005. Mr. Allen has held various other financial positions of increasing responsibility since joining us in May of 1994, including Director of Corporate Financial Planning and Analysis from July 2002 until September 2003 and Director of Finance for our European operations from April 1997 until June 2002.

David W. Clary was elected Vice President and Chief Sustainability Officer effective July 1, 2008. Dr. Clary previously served as Division Vice President of our Fine Chemistry Services and Intermediates business from January 1, 2006 until July 2008. Since joining the Company and Ethyl Corporation in 1985, Dr. Clary served as Director of Fine Chemistry Research and Development, and in other positions in research and development, manufacturing, and business management.

Nicole C. Daniel serves as Vice President, Deputy General Counsel and Chief Compliance Officer. Ms. Daniel has also held the positions of Assistant Corporate Secretary, Corporate Secretary and Director, Investor Relations at Albemarle. Ms. Daniel joined Albemarle in November 2002 as Associate Counsel. In March 2010, Ms. Daniel assumed the role of Chief Compliance Officer, where she oversees the Company’s global corporate compliance initiatives.

Richard G. Fishman was elected Vice President, Treasurer and Chief Tax Counsel effective February 18, 2009. He also served as the Company’s Interim Chief Financial Officer from August 30, 2010 until January 30, 2011. Mr. Fishman previously served as our Vice President, Tax and Chief Tax Counsel. Before joining us in May of 2006, he served nearly 18 years with Honeywell International Inc. in various tax positions, most recently as Director of International Taxation & Associate General Tax Counsel.

Ronald R. Gardner was appointed Vice President effective March 1, 2012. Mr. Gardner previously served as Vice President, Fine Chemistry since January 2007, as Divisional Vice President, Performance Chemicals since 2002, and Business Director, Bromine and Derivatives including Jordan Bromine start up and integration since 2001. Previously, he worked in research and development, manufacturing, international distribution, project management, and international business management (including a five-year assignment in Europe) since joining the Company and Ethyl Corporation in May 1973.

Matthew K. Juneau was appointed Vice President, Polymer Solutions effective March 1, 2012. Mr. Juneau previously served as Vice President, Global Sales since May 2009 and Division Vice President of our performance chemicals business in the Fine Chemistry division since January 2007. Prior to that, Mr. Juneau held various positions of increasing responsibility in research and development and business management with us including Managing Director of our European operations from January 2003 until December 2007. Mr. Juneau joined us as a chemical engineer in June 1982.

Scott A. Martin was appointed Vice President, Fine Chemistry effective March 1, 2012. Mr. Martin joined Albemarle in 2001 through the acquisition of custom and fine chemicals company, ChemFirst Fine Chemicals, and subsequently consolidated the company’s agricultural and pharmaceutical products into the Fine Chemistry Services division. Four years later, he became Division Vice President of Polyolefin Catalysts (now re-named Performance Catalyst Solutions) where he served until he assumed responsibility for the Fluid Catalytic Cracking (FCC) Catalysts and Additives division in 2007. From 2009 until February 2012 he served as Division Vice President, Hydroprocessing Catalysts.

Anthony S. Parnell was appointed Vice President, Global Supply Chain effective March 1, 2012. Mr. Parnell previously served as Vice President, Polymer Solutions since May 2009, Vice President, Global Sales, Service and Operations Planning since January 2007, Vice President, Americas Sales Operations since 2002, and as Managing Director of our European operations from 1996 until 2002. He previously served in various commercial leadership positions at the Company and Ethyl Corporation since 1982.

Milan R. Shah was appointed Vice President, Mergers and Acquisitions effective March 1, 2012. Mr. Shah previously served as Vice President, Business Development since February 2009. Before joining us in December 2008, Mr. Shah was with Deutsche Bank Securities, Inc. as a senior investment banker within its chemical industry advisory practice. While at Deutsche Bank, he worked with many of the leading companies in the chemical industry, including Albemarle, on financings, portfolio management, merger and acquisition execution and strategy development.

Ronald C. Zumstein was elected Vice President of Manufacturing on March 15, 2010 after having previously served as Vice President, Manufacturing Operations effective March 31, 2008. Dr. Zumstein previously served as our Vice President of Health, Safety and Environment and Vice President of Manufacturing for our Polymer Solutions division. Dr. Zumstein previously held various positions of increasing responsibility since joining the Company and Ethyl Corporation in 1987, including serving as Plant Manager at several of our U.S. manufacturing locations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the forms required by Section 16(a) of the Exchange Act furnished to us, we believe our officers, Directors and beneficial owners of greater than 10% of Common Stock are compliant with all applicable filing requirements applicable to with the exception of (i) the awards made on January 31, 2011, that were not reported until March 1, 2011, for William B. Allen, Jr., Richard G. Fishman, Ronald R. Gardner, Matthew Juneau, Luther C. Kissam, IV, Karen G. Narwold, John J. Nicols, Anthony S. Parnell, Mark C. Rohr and John M. Steitz and (ii) a filing by John J. Nicols on August 31, 2011, for a transaction that occurred on August 1, 2011.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of December 31, 2011, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class*

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,780,724(1)	6.51%

Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	4,808,978(2)	5.4%

*	Calculated based upon 88,841,240 shares of Common Stock outstanding as of December 31, 2011.

1	Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. with the SEC on February 13, 2012.

2	Based solely on the information contained in the Schedule 13G filed by Franklin Resources, Inc. with the SEC on February 7, 2012.

Directors and Executive Officers

The following table sets forth as of March 2, 2012, the beneficial ownership of Common Stock by each Director of the Company, the named executive officers listed in the Summary Compensation Table on page 47, and all Directors and named executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power(1)	Albemarle Savings Plan Holdings	Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class*
J. Alfred Broaddus, Jr.	3,225	--	--	3,225	(2)	*
Richard G. Fishman	51,132	1,608	400(11)	53,140	(3)	*
William H. Hernandez	5,000	--	--	5,000	(4)	*
R. William Ide, III	6,100	--	6,100(11)	6,100	(5)	*
Luther C. Kissam, IV	282,252	3,462	--	285,714		*
Joseph M. Mahady	--	--	--	--	(6)	*
Richard L. Morrill	13,337	--	--	13,337	(7)	*
Karen G. Narwold	17,164	321	--	17,485		*
John J. Nicols	101,252	21,096	--	122,348		*
Jim W. Nokes	6,461	--	--	6,461		*
Barry W. Perry	--	--	--	--	(8)	*
Mark C. Rohr	735,464	7,503	--	742,967		*
John Sherman, Jr.	11,757	--	--	11,757	(9)	*
John M. Steitz	301,281	17,215	--	318,496		*
Harriett Tee Taggart	1,200	--	6,886(11)	8,086		*
Scott A. Tozier	22,347	256	--	22,603		*
Anne Marie Whittemore	16,152	--	700(11)	16,852	(10)	*
Directors and executive officers as a group (17 persons)						1.84%

*	Indicates beneficial ownership of less than 1% of Common Stock. Calculated based upon 89,118,918 shares of Common Stock outstanding as of March 2, 2012 and assuming conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.

1	The amounts in this column include shares of Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 2, 2012: Mr. Kissam: 149,334 shares; Mr. Rohr: 383,545 shares; Mr. Steitz: 146,000 shares; Mr. Nicols: 80,334 shares; Ms. Narwold: 3,834 shares; and Mr. Fishman: 33,934 shares.

2	Mr. Broaddus has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Broaddus had accumulated 15,915 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

3	Mr. Fishman became Interim CFO as of September 1, 2010. Scott A. Tozier succeeded Mr. Fishman as CFO on January 31, 2011.

4	Mr. Hernandez has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Hernandez had accumulated 1,212 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

5	Mr. Ide has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Ide had accumulated 19,747 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

6	Mr. Mahady has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Mahady had accumulated 215 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

7	Mr. Morrill has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of December 31, 2011, Mr. Morrill had accumulated 1,212 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

8	Mr. Perry has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Perry had accumulated 2,796 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

9	Mr. Sherman has elected to defer all or a part of his Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Mr. Sherman had accumulated 10,064 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

10	Ms. Whittemore has elected to defer all or a part of her Director compensation into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Common Stock. The phantom shares are not reflected in the table above. As of March 2, 2012, Ms. Whittemore had accumulated 5,597 phantom shares. See “Compensation of Directors—Deferred Compensation” on page 18.

11	Shares held jointly with or separately by spouse of officer or Director, as the case may be.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board of Directors has appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2012. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they so desire, and will be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five independent Directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of our independent registered public accounting firm.

Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met privately with management, the internal auditors and PwC , our independent registered public accounting firm, all of whom have unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence from the Company.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2011 Annual Report.

The Audit Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our CFO has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, the CFO is responsible for presenting to the Audit Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of revenues paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit Committee prior to completion of the audit.

Fees Billed by PwC

The Audit Committee reviews the fees charged by our independent registered public accounting firm. During the fiscal years ended December 31, 2011 and December 31, 2010, PwC billed us the approximate fees set forth below in connection with services rendered by that firm to us.

	2011	2010

Audit Fees	$2,592,099	$2,313,859

Audit-Related Fees	$546,177	$263,886

Tax Fees	$0	$3,834

All Other Fees	$17,393	$13,189

Total fees	$3,155,670	$2,594,768

Audit Fees. Audit fees include professional services rendered by PwC for the audit of our annual financial statements, including its assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, implementation of new financial and accounting reporting standards and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees include reviews of our employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions and divestitures,

consultation on certain financial accounting and reporting standards and other miscellaneous audit-related fees. For 2011 and 2010, amounts billed to us were primarily related to employee benefit plan audits and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”) and planning, research and advice supporting our efforts to maximize the tax efficiency of its operations (“planning”). For the fiscal years ended December 31, 2011 and December 31, 2010, payments for compliance totaled $0 and $3,834, respectively.

All Other Fees. All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations as well as other non-audit related service fees.

THE AUDIT COMMITTEE

Harriett Tee Taggart, Chairman J. Alfred Broaddus, Jr. William H. Hernandez Anne Marie Whittemore

March 28, 2012

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation for our named executive officers.

2011 Compensation Highlights

•

The Company made significant changes within our executive officer group during 2011. In accordance with the management development and succession plan established by our Board of Directors, in September 2011, Luther C. Kissam, IV was promoted to the position of CEO. In addition, Scott A. Tozier was successfully recruited, joining us as CFO in early 2011. Our outgoing CEO, Mark C. Rohr, served as Executive Chairman in support of the transition until his retirement in early 2012.

•

The achievement of record revenues and profits in each of our major business segments resulted in above-Target Annual Incentive Plan (“AIP”) award payouts. The 2011 AIP metrics and our performance against these metrics were:

	Threshold Level	Target Level	Superior Level	2011 Results
Earnings before interest and taxes (“EBIT”)	$449 MM	$480 MM	$512 MM	$603.5 MM

Cash flow from operations	$417 MM	$433 MM	$450 MM	$551.4 MM

Together with our stewardship metrics (safety, governance, environmental responsibility and green innovation), our performance yielded a composite score of 193% for our 2011 AIP.

Our 2011 Superior Level goals for EBIT and cash flow from operations represented increases of approximately 14% and 8% respectively over 2010 actual results. Our 2011 actual performance significantly exceeded these objectives, with increases over 2010 actual results of approximately 34% for EBIT and 32% for cash flow from operations being achieved. Key drivers of these record results included increased sales resulting from generally strong demand growth and new product introductions and innovations, coupled with the success of our pricing programs, which helped to counter increases in raw material prices.

•

We continued with a balanced approach to Long-Term Incentive (LTI) grants focused on rewarding Company financial performance and share price growth. Approximately 60% of the 2011 LTI value was granted in the form of performance share units (PSUs), rewarding EBIT growth over a two-year period, with an additional one-year vesting period applied for half of the award earned to encourage retention. The remaining portion (approximately 40%) of the 2011 LTI value was granted in the form of stock options, focusing on improvements of our share price. We continue to use these same programs and weightings for our 2012 grant, and remain committed to orienting our future LTI programs to encourage the achievement of long-term growth in our financial performance and the positive total shareholder returns that such performance is intended to drive.

A Superior Level (200%) award was earned from our 2010 – 2011 PSU grant, with a 73% compound annual growth rate in EBIT achieved over two years compared to 2009 actual results ($221.3 MM). Our share price increased by approximately 42% over the same period.

	Threshold Level	Target Level	Superior Level	2011-12 Results

2010 – 2011 EBIT	$525 MM	$573 MM	$614 MM	$1,050 MM
Compound Annual Growth Rate	12%	18%	24%	73%

What are our compensation principles?

The Executive Compensation Committee (for purposes of this Compensation Discussion and Analysis section, the “Committee”) designs and oversees the Company’s compensation policies and approves compensation for our CEO and our other named executive officers. Our overarching goal is to create executive compensation plans linked to the creation of sustained shareholder value. To accomplish this, our plans are designed to:

Support our business strategy – We align our programs with business strategies focused on long-term growth and sustained shareholder value. Our plans provide incentive to our executives to overcome challenges and exceed our Company goals.

Pay for Performance – We ensure that a large portion of our executive pay is dependent upon the achievement of specific corporate and individual performance goals. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

Pay Competitively – We set target compensation to be competitive with the companies that comprise our Peer Group (as discussed beginning on page 32). We set “stretch” objectives that if achieved are designed to place us in the top quartile of industry performance.

What are our compensation objectives?

In designing our compensation plans, our objectives are to:

•	Drive superior business and financial performance – we build programs that provide incentive to our executives to achieve or exceed goals.
•	Attract, retain and motivate the right people in the right job – we reward our executives that perform at a high level.
•	Align our executives with shareholders’ long-term interests by building the opportunity for significant ownership of Company stock into our pay programs.
•	Focus on the long-term – our LTI compensation plan is focused on long-term results.
•	Create balanced program elements that discourage excessive risk taking.

2011 Shareholder Vote on Executive Compensation

In May 2011, the Company held its first shareholder advisory vote to approve the compensation paid to our named executive officers in 2010, which resulted in 95% of the votes cast approving such compensation. The Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of shareholder support, and elected to continue the same principles in determining the types and amounts of compensation to be paid to our named executive officers in 2011. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of long-term performance and support our other executive compensation objectives.

Who are our named executive officers?

The Company’s named executive officers for 2011 were:

Name	Title
Mark C. Rohr	Executive Chairman; CEO (until September 1, 2011)
Luther C. Kissam, IV	President; CEO (as of September 1, 2011)
John M. Steitz	Executive Vice President and COO
Richard G. Fishman	Vice President & Treasurer; Interim CFO (until January 31, 2011)
Scott A. Tozier	Senior Vice President and CFO (as of January 31, 2011)
John J. Nicols Karen G. Narwold	Vice President, Catalysts Senior Vice President, General Counsel and Corporate Secretary

What are the components of our executive compensation program?

We provide our named executive officers with the following components of compensation:

Annual	Long-Term	Benefits	Post-termination Benefits
Annual base salary and annual cash incentive awards	LTI plan awards comprised of a combination of PSUs and stock options. Equity grants for retention of critical executive talent typically comprised of restricted stock or restricted stock units	Various health and welfare benefits, including health and life insurance, retirement benefits and savings plan.	Severance and change in control benefits

There are no material differences in compensation policies among the individual named executive officers, other than retirement benefits for employees hired after April 1, 2004, who participate in a defined contribution pension plan rather than the legacy defined benefit pension plan. In establishing the compensation opportunities for our named executive officers, the Committee carefully considers their roles and responsibilities relative to those of named executive officers employed at the companies comprising our Peer Group.

For each named executive officer, the Committee annually reviews each component of compensation and the resulting total compensation. The Committee generally compares the individual components of compensation and total compensation to the median of the Peer Group. In setting the compensation for each named executive officer, the Committee also considers other factors, including the scope and complexity of the executive’s position, their level of performance, the executive’s skills and experience and their contribution to the overall success of the Company. As a result, we do not set compensation for our named executive officers in a manner designed to achieve a formulaic relationship with the median of the Peer Group.

How do we assure that our compensation program keeps our named executive officers focused on long-term success?

We assure that our compensation programs keep our named executive officers focused on the long-term success of our Company by making a substantial portion of their long-term pay subject to the achievement of specific performance measures, by requiring them to hold a significant amount of Company stock during the term of their employment, and by granting stock-based awards with multi-year vesting periods.

Performance-Based Compensation

A substantial portion of each named executive officer’s compensation is earned through performance-based incentives. This results in a significant portion of their total direct compensation being subject to the achievement of performance goals established as a condition for earning annual cash incentive awards and long-term equity incentive awards, leading to increased pay for higher levels of corporate performance, and decreased pay for lower levels of performance.

Our long-term PSU grants typically have a two-year performance period, with the vesting of any award earned occurring in two equal tranches – the first tranche after the end of the second year of the performance period and the second tranche one year later. Restricted shares or restricted share units typically have a minimum vesting period of three years. Stock options typically have a three year vesting period. These awards reinforce the focus of our named executive officers on the long-term success of the Company by aligning their personal success with that of other shareholders as well as encourage retention.

Ownership and Holding Requirements Focus on Long-Term Success

To further align the interests of members of management with our shareholders, the Company has adopted stock ownership guidelines that require the accumulation and retention of shares of our Common Stock. In order to ensure that our ownership guidelines remain relevant regardless of stock market conditions and share price volatility, in 2011 our Committee re-evaluated our holding requirements and established both a “Fixed Number of Shares” guideline and a “Multiple of Base Salary” guideline for each named executive officer. The base salary and share price used to calculate the Multiple of Base Salary guideline is established annually in May. In order to satisfy the ownership requirement, each named executive officer must meet the lesser of the two guidelines. Named executive officers are given five years to meet the holding requirements. Additional time is given when an individual is promoted to a level that carries with it a higher guideline. The Committee periodically reviews the holdings of our named executive officers. As of as of March 2, 2012, each named executive officer either met the required guideline or was still within the five year window before they are required to meet the guideline. Based on a 2011 review of proxy disclosures, our ownership guidelines are meaningfully higher than the median ownership requirement disclosed by the companies that comprise our Peer Group. The following table depicts the ownership guideline that each of our named executive officers must meet:

Name	Guideline (lesser of)
Mark C. Rohr	150,000 shares or 8 X base salary
Luther C. Kissam, IV	150,000 shares or 8 X base salary
John M. Steitz	75,000 shares or 6 X base salary
Richard G. Fishman	10,000 shares or 2 X base salary
Scott A. Tozier	40,000 shares of 6 X base salary
John J. Nicols	25,000 shares or 4 X base salary
Karen G. Narwold	40,000 shares or 6 X base salary

In addition, to further align our executives with the interests of our shareholders, our Insider Trading Policy provides for purchases and sales of our stock by named executive officers only during the 45-day period beginning on the third trading day following an earnings announcement and only after being cleared to trade by our General Counsel, or in accordance with previously existing Rule 10b5-1 trading plans that meet applicable SEC requirements.

How is competitiveness established?

The Committee structures executive compensation so that target total cash compensation and LTI compensation opportunities are competitive with comparable positions at companies considered our peers (our “Peer Group”). The Committee has chosen to use the Dow Jones Chemical Index companies as our Peer Group, in part because the composition of the index is determined by an independent third-party rather than by the Committee or by Company management. We believe that using an industry-specific Peer Group is appropriate because it provides us with the best comparisons for competitive compensation offered by publicly-held companies with similar business challenges and the type of leadership talent needed to achieve success over the long-term. When considering what is competitive for the Company, the Committee generally focuses on the median of data from the Peer Group in addition to supplementary survey information from nationally recognized compensation surveys.

In setting 2011 base salaries, target total cash compensation and target total direct compensation, the Committee considered compensation offered by the following Peer Group:

A. Schulman Inc.

Air Products & Chemicals, Inc.

Airgas, Inc.

Ashland Inc.

Avery Dennison Corporation

Cabot Corporation

Calgon Carbon Corporation

Celanese Corporation

CF Industries Holdings, Inc.

Cytec Industries Inc.

The Dow Chemical Company

Eastman Chemical Company

Ecolab Inc.

E.I. DuPont de Nemours and

       Company

FMC Corporation

H. B. Fuller Company

Huntsman Corporation

International Flavors &

       Fragrances Inc.

The Lubrizol Corporation

Minerals Technologies Inc.

The Mosaic Company

NewMarket Corporation

Olin Corporation

OM Group, Inc.

PPG Industries, Inc.

Praxair, Inc.

Rockwood Holdings, Inc.

RPM International Inc.

Sensient Technologies

       Corporation

Sigma-Aldrich Corporation

Solutia Inc.

W.R. Grace & Co.

How is compensation established for our named executive officers?

The Committee does not rely exclusively on the Peer Group data or survey data in establishing target levels of compensation. The Committee also does not employ a rigid or formulaic process (e.g., by assigning specific weights or values to each member of the Peer Group) to set pay levels, but does utilize the Peer Group data and survey data as one of many tools to assist the Committee. In setting compensation levels, the Committee considers the following factors:

•	the competitive data (Peer Group and survey data), focusing on the median data as a starting point;
•	each executive’s performance;
•	each executive’s scope of responsibility and impact on the Company’s performance and contribution to our long-term success;
•	internal equity – an executive’s compensation relative to his or her peers, direct reports and supervisors;
•	the CEO’s recommendations for his direct reports; and
•	the views of the members of the Committee on individual contribution based upon interaction with the named executive officers on corporate matters.

The Committee incorporates flexibility into our compensation programs in order to be able to respond to and adjust for the evolving business environment. We believe this approach permits us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our named executive officers’ engagement, focus, motivation and enthusiasm for our Company’s future success.

Each of our named executive officers’ performance is evaluated in light of our overall financial performance (as described in greater detail below) and non-financial performance goals and strategic objectives approved by the Committee and the Board of Directors. For 2011 and 2012, as in past years, the Committee structured a compensation package for our named executive officers comprised of base salary and benefits coupled with annual and LTIs, which we believe provided an appropriate mix of financial security, risk and reward.

Annual Compensation: Base Salaries

Base salary provides our named executive officers with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salary increases for our CEO are determined by the Committee and approved by the Board of Directors. Base salary increases for our other named executive officers are recommended by our CEO and are reviewed and approved by the Committee.

Executive Officer	Annualized 2010 Base Salary	4/1/2011 Annual Increase	Annualized 2011 Base Salary
Mark C. Rohr(1) Executive Chairman	$ 900,000	$—	$ 900,000
Luther C. Kissam, IV(1) President and CEO	$ 550,000	$75,000	$ 625,000
John M. Steitz Executive Vice President and COO	$ 550,000	$22,000	$ 572,000
Richard G. Fishman(2) Vice President, Treasurer and Interim CFO	$ 280,000	$10,000	$ 290,000
Scott A. Tozier(2) Senior Vice President and CFO	N/A	N/A	$ 400,000
John J. Nicols Vice President, Catalysts	$ 390,000	$20,000	$ 410,000
Karen G. Narwold Senior Vice President, General Counsel and Corporate Secretary	$ 350,000	$25,000	$ 375,000

1	Mr. Kissam succeeded Mr. Rohr as CEO on September 1, 2011. Mr. Rohr retired February 1, 2012.

2	Mr. Fishman became Interim CFO as of September 1, 2010. Mr. Tozier succeeded Mr. Fishman as CFO on January 31, 2011.

The base salary increases for Mr. Kissam (13.6%) and Ms. Narwold (7.1%) were chosen by the Committee in recognition of the importance of their roles to the Company and to improve the competitive positioning of their base salaries relative to the Peer Group. Mr. Steitz’s (4.0%), Mr. Fishman’s (3.6%) and Mr. Nicols’ (5.1%) base salary increases were determined by the Committee in recognition of the responsibilities of their positions and their long-term contributions to the success of the Company. The Committee is satisfied that each named executive officer’s salary is reasonable and appropriate at the current time based on each executive’s responsibilities and performance.

Upon his promotion to the position of CEO in September 2011, the Committee increased Mr. Kissam’s annual base salary to $800,000, positioning his initial base salary in this new role at slightly below the 25th percentile of CEOs of Peer Group companies. The Committee also determined that barring unforeseen circumstances, this initial base salary would remain in effect through 2012, with the first annual review of his base salary scheduled for 2013.

Executive Officer	Annualized 2011 Base Salary	9/1/2011 Promotion Increase	New 2011 - 2012 Base Salary
Luther C. Kissam, IV President and CEO	$ 625,000	$ 175,000	$ 800,000

2012

The Committee reviewed and approved salary increases for some of our named executive officers in February 2012. Such salary increases will go into effect on April 1, 2012. The annualized 2012 base salaries for Messrs. Steitz, Tozier and Nicols and Ms. Narwold will be $592,000, $425,000, $425,000 and $388,000, respectively. As previously referenced, Mr. Kissam’s salary will not be reviewed until 2013.

Annual Compensation: AIP

The purpose of the AIP is to provide both an incentive to achieve and a reward for achieving the annual goals and objectives of the Company. We accomplish this by including in the AIP our named executive officers and other key leaders responsible for achieving these goals, providing them with a cash award opportunity linked to individual and Company performance on an annual basis. Each year, management proposes and the Committee evaluates and finalizes the goals and objectives, which are subsequently approved by the Board of Directors, ensuring that we are rewarding participants for achieving levels of performance that management has identified and the Board of Directors has agreed are critical to creating and sustaining long-term shareholder value.

We believe the AIP provides our named executive officers with an incentive to excel at their job and apply their expertise in a manner that best contributes to overall Company performance, further aligning the financial interests of our named executive officers with those of our shareholders. Key features of the AIP include the following:

•	a primary emphasis on sustained Company financial performance as measured by such metrics as EBIT and cash flow from operations;
•	a quantitative and qualitative assessment of our strategic achievements in areas of stewardship (safety, governance, environmental responsibility and green innovation);
•	a structured approach to determine awards by measuring against pre-established metrics; and
•

the recognition of individual achievements, leadership and the overall contribution of participants by making the award subject to an individual performance modifier (which can result in either an increase or a reduction in the award earned).

For 2011, the Committee established the following mix of Company performance measures for the AIP:

Metrics	Weight

EBIT	60%
Cash flow from operations	30%
Stewardship	10%

Total	100%

The targets for each metric were set by the Committee, taking into consideration our expected performance based upon our business plan and recommendations from management. The following table summarizes the Threshold, Target and Superior levels and actual results for the EBIT and cash flow from operations metrics for 2011. EBIT is defined as combined income of each business segment before interest and taxes less corporate expenses before “special items” (such as restructuring and other costs, related principally to reductions in force, divestitures and the write-off of assets) for the calendar year. The cash flow from operations represents the cash flow from operations before special items and pension contributions. Awards for performance between the identified points are interpolated.

	Threshold Level	Target Level	Superior Level	2011 Results

EBIT	$449 MM	$480 MM	$512 MM	$603.5 MM

Cash flow from operations	$417 MM	$433 MM	$450 MM	$551.4 MM

The performance for stewardship (safety, governance, environmental responsibility and green innovation) metrics was determined by the Committee’s quantitative and qualitative assessment of the level of achievement for ten different stewardship objectives, with each objective weighted evenly. We believe financial measures are important but are not sufficient to fully assess Company performance. Safety, governance, environmental responsibility and green innovation performance objectives are key measures to assess Company performance. For 2011, five of these metrics were scored at the “Superior” performance level, three were scored at the “Target” performance level, and two were scored at the “do not meet Target” performance level. A summary of our performance against the 2011 AIP metrics is further set out on page 37.

Why did the Committee choose these performance metrics?

The Committee chose these performance targets to align the AIP with the Company’s 2011 goals and objectives as established by management and the Board of Directors. The Committee chose the relative weights of the performance measures based on the Committee’s desire to emphasize financial results (the achievement in 2011 of a significant increase in EBIT and cash flow from operations over 2010) while maintaining an appropriate focus on non-financial objectives.

We believe that EBIT, cash flow from operations and our stewardship metrics are appropriate and effective measures of annual Company performance. The Threshold level for each performance measure was set based on a level of performance that was believed to be achievable. The Target level for each performance measure was set based on a level of performance that was believed to be aggressive, but obtainable. The Superior level for each performance measure was set based on a level of performance that was believed to be realizable, but only as a result of exceptional performance.

The Committee may take into account extraordinary, unusual or infrequently occurring events or significant corporate transactions in deciding to adjust the results used to determine whether or not the AIP objectives are met. For example, the Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set, such as mergers, corporate restructurings or other exceptional one-time events by backing out the impact of such events on the performance being measured. The Committee retains the right to exercise discretion in determining the final level of the awards paid in order to ensure that the plan remains consistent with its stated objectives.

How much can the named executive officers earn?

Each of our named executive officers can earn a bonus under the AIP targeted at a certain percentage of his or her base salary. For 2011, our named executive officers target bonus percentages were 50% (Mr. Fishman and Ms. Narwold), 60% (Messrs. Tozier and Nicols), 75% (Mr. Steitz), 85%/100% (Mr. Kissam, with the higher target percentage applicable for the portion of the year served as CEO) and 120% (Mr. Rohr), of their base salary for achieving Target performance levels under the AIP Company metrics. The Committee generally sets the target bonus opportunity for each of our named executive officers near the median of data from the Peer Group and survey information. The Committee believes these amounts are competitive and provide an appropriate level of opportunity and reward. For Superior Company performance, up to two times a target award may be earned before applying discretion for individual performance. For Company performance that does not reach Threshold levels, the named executive officers will not earn a bonus. For Company performance above the Threshold level, named executive officers earn bonuses based on results prorated on a linear basis between Threshold and Target performance levels, and between Target and Superior levels of performance, again before discretion for individual performance is applied. Individual performance can be used to modify the bonus amount up or down, subject to the maximum allowable levels under the plan as described below.

The 2008 Incentive Plan is compliant with Code Section 162(m) and therefore allows for the full tax deduction of the annual incentive payments. Under the 2008 Incentive Plan, the maximum annual incentive payments are set in the first quarter of the calendar year, and are limited to three times the Target level bonuses of each named executive officer. The 2008 Incentive Plan also defines the maximum award amounts that can be allocated each year to the CEO and to the other named executive officers. If earnings before interest taxes, depreciation and amortization (“EBITDA”), before special items (as more particularly defined in the 2008 Incentive Plan) exceeds 5% of net sales, the awards are initially set at the maximum levels under the plan. The annual incentive awards actually paid to the named executive officers are determined by the Committee. The Committee uses its discretion to downwardly adjust the maximum level of incentive payment to determine an actual award for each executive based on Company performance and the individual performance modifier for that executive.

When making its determination of the actual award amount for a named executive officer, the Committee generally calculates the award by multiplying the named executive officer’s base salary x the target bonus percentage x the Company performance score (up to 200%) x the individual performance modifier (up to 150%). Because the actual bonus paid to the named executive officer is an amount below the maximum potential bonus, the Committee’s assessment in general, and the determination of the individual performance modifier in particular, involve significant discretion on the part of the Committee to look at the Company’s and the executive’s performance as a whole to determine an appropriate bonus. The Committee also believes that payout at the maximum amount requires achievement of both stretch corporate and individual goals.

The maximum cash incentive established for each of our named executive officers in 2011 was:

Mark C. Rohr	$3,240,000
Luther C. Kissam, IV	$1,593,750	*
John M. Steitz	$1,287,000
Richard G. Fishman	$435,000
Scott A. Tozier	$720,000
John J. Nicols	$738,000
Karen G. Narwold	$562,500

* Mr. Kissam’s maximum cash incentive was established in the first quarter of 2011 and did not change upon his promotion to the CEO position in September 2011.

What are the Individual Performance Modifiers?

At the beginning of 2011, individual objectives were set for each of the named executive officers. Individual performance is evaluated after the end of the year by comparing actual performance to these pre-established leadership objectives. The Committee assesses the performance of the CEO, and the CEO conducts a similar assessment for the other named executive officers that is presented to and reviewed by the Committee.

Performance goals typically include both leadership objectives and strategic business objectives. At the end of each fiscal year, an individual performance modifier is determined for each participant, and a judgment is then made as to the final bonus amount that takes into account both Company results and individual results. The individual performance modifier percentage can range from 80% - 150% of the named executive officer’s target bonus percentage.

2011

How did we perform against our AIP Metrics?

	2011 Results	Achievement Against Target
EBIT	$603.5 MM	200%

Cash flow from operations	$551.4 MM	200%

Stewardship	5 at “Superior,” 3 at “Target,” 2 at “did not meet Target”	130%
Overall Achievement		193%

What did our named executives earn in 2011 under the AIP?

The Committee reviewed the Company’s 2011 performance, noting that the “Superior” levels of performance for the financial metrics in the AIP set at the beginning of the year were significantly exceeded by the record-level actual results achieved. The Committee determined that the potential awards for the named executive officers were funded at the maximum level due to the Company reaching the Threshold level of performance required by Code Section 162(m). After this determination was made, Mr. Kissam engaged the Committee in a discussion of the Company’s performance and of each named executive officer’s individual performance as compared to the strategic and leadership goals established at the beginning of the year, along with his recommendation of the bonus amount for each named executive officer (excluding himself and Mr. Rohr). The Committee concluded that each of the named executive officers achieved substantial results as measured against their individual performance goals, resulting in the assignment of individual performance modifiers ranging from approximately 105% to approximately 110%. When combined with the 193% Company score, this yielded actual bonus amounts slightly above two times the target bonus for each named executive officer (other than Mr. Kissam and Mr. Rohr).

In the case of Mr. Kissam, the Committee reviewed his performance against objectives that were established by the Committee at the beginning of the year based on the Committee’s discussions with and input from Mr. Kissam and Mr. Rohr. These objectives covered all facets of the Company’s operations, including areas such as product stewardship, corporate governance, business strategy, financial results, investor outreach, global expansion and talent development. The Committee noted that significant progress in each of these areas had been made under Mr. Kissam’s leadership, both in his role as President and later as CEO, resulting in the assignment of an individual performance modifier of 105%. Consistent with the other members of his leadership team, when combined with the 193% Company score, this yielded an actual bonus amount for Mr. Kissam slightly above two times his target bonus.

In the case of Mr. Rohr, the Committee determined that additional recognition was appropriate, resulting in an AIP award of $3,000,000. Factors that the Committee considered in making this determination included Mr. Rohr’s leadership of the succession planning and talent development efforts of the Company that led to Mr. Kissam being named CEO in 2011, his direction of the Company’s business strategy that yielded 2011’s record results, and his positioning of the Company for future growth and success as exemplified by the “Vision 2015” strategic plan that provided the basis for many of the Company’s 2011 actions and initiatives.

	2011 AIP Payouts
Name	Target Bonus Amount	Actual Bonus Amount	Individual Performance Modifier	Actual as % of Target
Mark C. Rohr	$1,080,000	$3,000,000	144%	278%
Luther C. Kissam, IV	$621,000	$1,260,000	105%	203%
John M. Steitz	$429,000	$ 870,000	105%	203%
Richard G. Fishman	$145,000	$ 300,000	107%	207%
Scott A. Tozier	$240,000	$ 485,000	105%	202%
John J. Nicols	$246,000	$ 500,000	105%	203%
Karen G. Narwold	$187,500	$ 400,000	110%	213%

2012

In February 2012, the Committee approved 2012 AIP performance metrics that represented no change from the metrics (EBIT, cash flow from operations and stewardship) or the weightings (60%, 30% and 10%, respectively) that comprised the 2011 AIP performance metrics. In making this determination, the Committee concluded that this combination of metrics and weightings continues to represent an appropriate set of performance objectives against which to measure the success of the Company for the purposes of funding the AIP in 2012.

Also in February 2012, the Committee increased the target bonus percentage that Ms. Narwold can earn (from 50% to 60%) under the 2012 AIP for the achievement of Target levels of performance. In making this change, the Committee reviewed applicable compensation data from Peer Group proxy statements filed in 2011 and the amount of the performance incentive being provided to Ms. Narwold, as well as the relative comparison of the incentive amounts between named executives.

The LTI Plan

We believe it is important to provide a LTI opportunity to our named executive officers and other key leaders charged with driving sustainable growth and long-term value creation for Albemarle, further aligning their interests with those of our shareholders. We do this through a balanced LTI plan, comprised in 2011 of PSUs and stock options. Both of these LTIs focus on Albemarle’s performance - financial performance, share price performance or both - as measured over multi-year periods.

The Committee considers grant values and grant terms from both our Peer Group and survey information when establishing LTIs for management, with a focus on median grant values and typical grant terms. The Committee also considers corporate goals, strategies and implementation demands and timelines, corporate performance, management team performance and competition for and retention of qualified managers and executives. While the Committee generally believes that median values and typical terms are competitive and provide an appropriate balance of opportunity and reward to management without heightened compensation-related risk, the Committee will authorize values above or below the median and different terms where it believes it is in the interest of the Company and its shareholders to do so in light of the factors mentioned above.

Our current LTI plan awards consist of a balanced combination of retention-based awards and performance-based awards. LTI plan awards can include restricted stock units, restricted stock, performance shares, PSUs, stock options, stock appreciation rights and other cash or stock based awards. While the mix of values and award types may vary from one plan year to another, the Committee has determined that generally the LTI plan should use a blend of award types, the performance measurement period for PSUs should be two years and the grant cycle should be annual. However, the Committee has also determined that it has the flexibility to establish different values, terms and mixes, either overall or in individual cases, in circumstances it deems appropriate.

The portion of our current LTI plan driven primarily by Albemarle’s financial results is our PSU grants. PSU grants are both “performance-based” and “time-based.” In order for the award to be earned, the Company must achieve certain financial results versus a set of goals established near the beginning of the performance measurement period, as determined by the Committee after the expiration of the period. Half of the amount earned vests at the time the Committee determines the performance relative to the goals at the end of the two-year performance period, and the other half vests on the following January 1st, three years after the beginning of the performance period. Upon vesting, awards are paid in stock, net of share withholding for taxes.

2010 – 2011 PSU Results

Payouts under the 2010 – 2011 PSU grants are earned based on the achievement of financial goals (EBIT, before special items, using the same definition as used for annual incentive awards) over the two-year performance period. The following table reflects the goals for this award at the respective performance levels and the actual results achieved:

	Threshold Level (34%)	Target Level (100%)	Superior Level (200%)	Actual Results (200%)

2010 – 2011 EBIT	$525 MM	$573 MM	$614 MM	$1,050 MM
Compound Annual Growth Rate	12%	18%	24%	73%

Based on these results, a maximum (200%) award was earned. To encourage retention of key employees, under the terms of the plan, half of the shares earned will vest and be delivered in early 2012, with the second half vesting and delivered in 2013. The number of shares earned by our named executive officers is shown in the table below:

Name	Target Units Granted	Shares Earned (200%)	Shares Vested in 2012		Shares Vested in 2013
Mark C. Rohr	40,000	80,000	80,000	*	0	*
Luther C. Kissam, IV	20,000	40,000	20,000		20,000
John M. Steitz	20,000	40,000	20,000		20,000
Richard G. Fishman	2,350	4,700	2,350		2,350
John J. Nicols	8,400	16,800	8,400		8,400

* Under the terms of the grant agreement, Mr. Rohr is vested in all of the shares earned from the 2010 – 2011 grant in 2012 because of his retirement in February 2012.

2011

PSU Grants

In January 2011, the Committee approved a grant of PSUs to all LTI-eligible employees, including our named executive officers, as follows:

2011 PSU Grants
Name	(Threshold 34%)	(Target 100%)	(Superior 200%)

Mark C. Rohr	14,620 Units	43,000 Units	86,000 Units
Luther C. Kissam, IV	6,460 Units	19,000 Units	38,000 Units
John M. Steitz	5,100 Units	15,000 Units	30,000 Units
Richard G. Fishman	850 Units	2,500 Units	5,000 Units
Scott A. Tozier	3,400 Units	10,000 Units	20,000 Units
John J. Nicols	2,380 Units	7,000 Units	14,000 Units
Karen G. Narwold	2,040 Units	6,000 Units	12,000 Units

The 2011 PSU performance goals require achievement of financial goals over the 2011 and 2012 calendar years and are based on EBIT, before special items, using the same definition as used for annual incentive awards. The following table reflects the goals for this award at the respective performance levels:

	Threshold	Target	Superior

Cumulative EBIT before special items for 2011 and 2012	$898 MM	$966 MM	$1,065 MM

We believe that two-year cumulative EBIT before special items is an appropriate and effective measure of Company performance. The Threshold level of performance was set based on a maintaining the 2010 level of performance ($449 MM in EBIT before special items) for both 2011 and 2012, and was believed to be achievable. The Target level of performance was set based on a 5% compounded growth in EBIT that was believed to be aggressive, but obtainable. The Superior level of performance was set based on a 12% compounded growth in EBIT that was believed to be realizable, but only with exceptional performance. As part of the retention-based element of our LTI plan, one-third of the grant will vest at the Target level regardless of cumulative EBIT performance, if EBITDA, before special items, is greater than 5% of net sales for the performance period. The Company’s record performance in 2011 contributed $603.5 MM of EBIT before special items, toward the cumulative EBIT before special items goal of $1,065 MM.

Half of the shares earned will vest when the Committee makes its determination of 2011 and 2012 performance in early 2013. The other half will vest on January 1, 2014.

Stock Option Grants

In January 2011, the Committee approved a grant of stock options to all LTI eligible employees, including our named executive officers, as follows:

Names	2011 Stock Options
Mark C. Rohr	85,000
Luther C. Kissam, IV	40,000
John M. Steitz	30,000
Richard G. Fishman	4,800
Scott A. Tozier*	25,000
John J. Nicols	13,000
Karen G. Narwold	11,500

* As part of his employment with the Company on January 31, 2011, Mr. Tozier received 25,000 stock options.

The stock options vest over three years in equal annual amounts. For Mr. Rohr, unvested options were not forfeited on retirement because he completed the required one year of service from the date of grant consistent with the terms of his grant agreement.

Restricted Stock Grant

In 2011, as part of his job offer, Mr. Tozier was granted 25,000 shares of restricted stock, which vests ratably in three equal annual installments on the anniversaries of the grant date, January 31, 2011. This grant was made to incent Mr. Tozier to join the Company and to offset the loss of unvested stock grants at his former employer.

2012

PSU Grants

Consistent with the LTI grant mix used in 2010 and 2011, in February 2012, the Committee approved a grant of PSUs to certain LTI-eligible employees, including our named executive officers, as follows:

2012 PSU Grants
Name	(Threshold 34%)	(Target 100%)	(Superior 200%)
Luther C. Kissam, IV	9,350 Units	27,500 Units	55,000 Units
John M. Steitz	4,590 Units	13,500 Units	27,000 Units
Richard G. Fishman	850 Units	2,500 Units	5,000 Units
Scott A. Tozier	2,244 Units	6,600 Units	13,200 Units
John J. Nicols	2,176 Units	6,400 Units	12,800 Units
Karen G. Narwold	1,938 Units	5,700 Units	11,400 Units

The 2012 PSU performance goals require achievement of financial goals over the 2012 and 2013 calendar years and are based on EBIT, before special items, using the same definition as used for the AIP awards. The following table reflects the goals for this award at the respective award levels:

	Threshold	Target	Superior

Cumulative EBIT before special items for 2012 and 2013	$1,207 MM	$1,299 MM	$1,433 MM

We believe that two-year cumulative EBIT before special items is an appropriate and effective measure of Company performance. The Threshold level of performance was set based on maintaining the 2011 record level of performance ($603.5 MM in EBIT before special items) for both 2012 and 2013 and was believed to be achievable. The Target level of performance was set based on a 5% compounded growth in EBIT that was believed to be aggressive, but obtainable. The Superior level of performance was set based on a 12% compounded growth in EBIT that was believed to be realizable, but only with exceptional performance. As part of the retention-based element of our LTI plan, one-third of the grant will vest at the Target level if EBITDA, before special items is greater than 5% of net sales for the performance period, regardless of cumulative EBIT performance.

Half of the shares earned will vest in early 2014 at the time the Committee evaluates the Company’s 2012 and 2013 performance against the performance goals. The other half will vest on January 1, 2015.

Stock Option Grants

In February 2012, the Committee approved a grant of stock options to certain LTI-eligible employees, including our named executive officers, as follows:

Names	2012 Stock Options
Luther C. Kissam, IV	59,000
John M. Steitz	29,000
Richard G. Fishman	5,500
Scott A. Tozier	14,500
John J. Nicols	14,000
Karen G. Narwold	12,500

The options vest over three years in equal amounts. All awards were granted to provide an incentive to achieve or exceed the financial performance target (cumulative EBIT before special items) discussed above, which is intended to drive share price growth during the performance period and beyond.

Benefits

The Company provides named executive officers with the same benefits provided to other Albemarle employees including:

•	Health and dental insurance (Company pays a portion of costs);
•	Basic life insurance;
•	Long-term disability insurance;
•	Participation in the 401(k) plan, including Company matching;
•	Participation for those executives hired prior to 2004 in our Pension Plan; and
•	Matching charitable contributions.

Executive Deferred Compensation Plan (EDCP). We maintain a deferred compensation plan that covers executives who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as our 401(k) plan). We maintain this plan in order to be competitive and because we want to encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of each cash incentive award. We also provide for employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees but that cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan.

Defined Benefit Plan. Until April 1, 2004, we maintained a traditional tax-qualified defined benefit pension plan. In 2004, we implemented a new tax-qualified defined contribution retirement benefit for all non-represented employees hired on or after April 1, 2004, and limited participation in the defined benefit pension plan to then-current participants. Messrs. Rohr, Kissam, Steitz and Nicols each joined the Company prior to April 1, 2004 and, as such, participate in the defined benefit pension plan. We also maintain a supplemental executive retirement plan (“SERP”) to provide participants with the difference between (i) the benefits they would actually accrue under the qualified defined benefit pension plan but for the maximum compensation and benefit limitations under the Code, and (ii) the benefits actually accrued under the qualified plan, which are subject to the Code’s compensation and benefit limits. Certain provisions of the SERP also permit the Committee to award key executives additional pension credits related to offset reduction in the qualified defined benefit pension plan as a mid-career hire. This provision was also limited to then-current participants in 2004 concurrent with the qualified plan changes.

Perquisites. Our perquisites are intended to be limited in nature, and are focused in areas directly related to a business purpose, or in helping to foster the health, security and well-being of our senior executives to the benefit of the Company.

In some cases, we have determined it is appropriate for senior management to belong to a golf or social club, so that the executives have a venue in which to entertain customers, and to interact with members of their communities. In such cases, the Committee approves each executive’s eligibility for reimbursement of fees.

When an executive is required to geographically relocate in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is also offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group, and more broadly, in the general marketplace.

In 2011, the Company paid for relocation expenses, including the provision of amounts to cover taxes, for Ms. Narwold and Mr. Tozier, in conjunction with their joining the Company and relocating to our corporate offices. For Mr. Tozier, these amounts included a reimbursement for the loss on the sale of his former home (limited by our policy to 10% of the purchase price) plus a gross-up for taxes on the reimbursement. Such amounts are also provided by our policy to non-executives who are asked to relocate by the Company, and are for the business purpose of ensuring that talented employees are able to move to the locations that the Company deems necessary in order to best perform their job duties and responsibilities.

We also offer limited reimbursement for executive physical exams, home security systems and financial planning. The financial planning perquisite was added in 2011, based on an assessment by the Committee that providing such services would be a benefit to the Company, and after it was determined that providing such benefit was a market competitive practice for senior executives within our Peer Group. Tax gross-ups are not provided on such amounts to named executive officers.

Post Termination Payments

Severance Benefit and Change in Control Benefits. We believe that we should provide reasonable severance benefits if an executive’s position is eliminated in the event of a change in control or in the absence of a change in control, in certain other circumstances. Severance benefits for executive officers also reflect the fact that it may be difficult to find comparable employment within a short period of time. It is our belief that the interests of shareholders are best served if the interests of our senior management are aligned with their interests by virtue of this protection. We also believe that providing these benefits helps to facilitate the recruitment of talented executives, and that, relative to the overall value of any potential transaction, these potential benefits are appropriately sized.

Pursuant to the philosophy above, the Company maintains the Severance Pay Plan (“SPP”) to provide severance payments to certain of our employees upon either (i) a termination of employment without cause in the absence of a change in control by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment by the Company without cause or if the employee elects not to relocate if requested to do so following a change in control. For our named executive officers, the SPP provides severance payments only in the absence of a change in control upon (i) a termination of employment without cause by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment pursuant to a good reason for resignation as defined in the SPP.

Severance payments to our named executive officers who are terminated in the event of a change in control are provided under their severance compensation agreements. The Company has entered into severance compensation agreements with each of Messrs. Rohr, Kissam, Steitz, Nicols and Tozier, and Ms. Narwold. The agreements for Mr. Tozier and Ms. Narwold were entered into in 2011, and include different provisions (described below) than do the older agreements. These agreements provide severance payments in the event of involuntary terminations after a change in control, which are not covered by the SPP.

The Committee annually reviews these post-employment compensation arrangements, taking into consideration current external practices. The Committee has determined that both the terms and the payout levels are currently appropriate to accomplish the stated objective of each arrangement. The Committee considers each of the arrangements described above as part of the analysis it conducted regarding all elements of compensation for each of our named executive officers and determined the reasonableness of each individual element of compensation (including post-employment compensation arrangements) and the named executive officers’ compensation package as a whole. The Committee also considered the non-competition agreement that the Company would receive from the named executive officer in exchange for any post-employment termination benefits. The Committee believes that these arrangements are generally consistent with those arrangements being offered by the Peer Group. As a result, the Committee believes that the payout amounts under each arrangement are necessary to remain competitive in attracting and retaining executive talent and are reasonable compared to the benefits they provide to us.

As part of its analysis, the Committee annually projects potential severance payments including the tax gross up (if any) on potential severance payments. The arrangements with the Company’s current named executive officers provide a tax gross up in the event an excise tax is imposed on change in control payments, except for the agreements for Mr. Tozier and Ms. Narwold, which do not provide for any such tax gross-up payments. Including the new agreements for Mr. Tozier and Ms. Narwold, the Company has not entered into any new agreements that provide for tax gross ups on change of control payments since the original agreements were entered into in October of 2008. We currently cap gross up payments at $3MM for each of the named executive officers other than Mr. Tozier and Ms. Narwold, who are not eligible for such payments. When establishing the mix, levels and design of the various components of compensation, the Committee considers their impact on the potential for a tax gross up with the intent of reducing any potential gross up.

For additional information with respect to these arrangements, please see “Compensation of Executive Officers — Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control” beginning on page 60.

ADDITIONAL INFORMATION

We believe this additional information may assist you in better understanding our compensation practices and principles.

Role of the Committee and the CEO

The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO and the Vice President, Human Resources to review a list of corporate performance goals and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our named executive officers, other than himself. The Committee has retained an independent compensation consultant, Pearl Meyer & Partners (PM&P), to provide advice on best practices and market developments. The CEO, the Vice President, Human Resources, Human Resources staff members and the Committee’s consultant attend Committee meetings and make recommendations regarding plan design and levels of compensation. However, only Committee members make decisions regarding executive compensation.

While the Committee will ask for advice and recommendations from management and PM&P, the Committee is responsible for executive compensation and as such:

•	Sets named executive officer base salaries;
•	Reviews financial and operational goals, performance measures and action plans for each of our business segments which are reviewed by, and subject to approval of, the entire Board of Directors;
•	Establishes specific goals, objectives and potential rewards for the AIP and LTI plans;
•	Reviews annual and long-term performance against goals and objectives and approves payment of any incentive earned;
•	Reviews contractual agreements and benefits, including supplemental retirement and any payments which may be earned upon termination, and makes changes as appropriate;
•	Reviews incentive plan designs and makes changes as appropriate; and
•	Reviews total compensation (including the use of tally sheets) to ensure compensation earned by named executive officers is fair and reasonable relative to corporate and individual performance.

Role of Compensation Consultant

The Committee retained PM&P to provide independent advice to the Committee. PM&P gathers and analyzes data at the direction of the Committee, advises the Committee on compensation standards and trends, and assists in the development of policies and programs. The Committee directs, approves and evaluates PM&P’s work in relation to all executive compensation matters. The Committee considers PM&P to be independent from our management pursuant to SEC standards.

The Committee meets with PM&P without management present as a regular part of each Committee meeting. PM&P periodically meets with management, participates in Committee meetings throughout the year, reviews materials in advance, consults with the Chairperson of the Committee provides to the Committee additional data on market trends and compensation design, and assesses recommendations for base salary and annual incentive awards for our named executive officers. PM&P may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee, but this has not occurred to date. All work completed by PM&P, whether for the Committee or management, is subject to the approval of the Committee. The Committee does not delegate authority to PM&P or to other parties.

Deductibility of Compensation

In determining the total compensation of each named executive officer, the Committee considers the tax deductibility of compensation. The Committee believes it is in our best interests and that of our shareholders to provide compensation that is tax deductible by the Company. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

Clawbacks

The 2008 Incentive Plan contains a forfeiture and recoupment policy provision for cash and equity awards paid to an awardee (including named executive officers and other recipients) in the event of a restatement of financial results due to the misconduct of the awardee or the failure of the awardee to prevent such misconduct. Awards can also be cancelled, forfeited, reduced, or recouped upon the occurrence of certain specified events, such as termination of employment for cause, violation of Company policies, breach of noncompetition or confidentiality covenants, or other conduct by an employee that is detrimental to the business or reputation of the Company.

Advisory Vote on Executive Compensation

As required by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by the SEC pursuant thereto, we are including a proposal in this Proxy Statement for a non-binding advisory resolution approving the compensation of our named executive officers for 2011. The vote on this proposal will be non-binding on the Board of Directors and will not be construed as overruling a decision by the Board of Directors. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making such future decisions as it may deem appropriate with respect to executive compensation.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE John Sherman, Jr., Chairman R. William Ide, III Richard L. Morrill Jim W. Nokes Barry W. Perry

March 28, 2012

COMPENSATION OF EXECUTIVE OFFICERS

Total Compensation of Our Named Executive Officers

The following table presents information relating to total compensation of our CEO, former CEO, CFO, former Interim CFO and three other highest paid executive officers (the “named executive officers”) for the fiscal years ended December 31, 2011, 2010 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total

Mark C. Rohr Executive Chairman and former CEO	2011	$900,000	$ —	$2,414,880	(3)	$1,562,300	$3,000,000	$2,828,695	$ 58,204	$10,764,079
	2010	900,000		1,677,600	(4)	876,935	1,910,000	2,125,077	65,352	7,554,964
	2009	900,000		524,500		1,338,000	900,000	2,483,457	77,732	6,223,689

Luther C. Kissam, IV President and CEO	2011 2010 2009	664,583 518,754 400,020	— — —	1,067,040 838,800 251,760	(3) (4)	735,200 497,160 669,000	1,260,000 743,000 280,000	846,946 406,482 428,479	71,936 66,831 49,835	4,645,705 3,071,027 2,079,094

John M. Steitz Executive Vice President and Chief Operating Officer	2011	566,500	—	842,400	(3)	551,400	870,000	1,015,820	51,609	3,897,729
	2010	539,592	—	838,800	(4)	497,160	743,000	781,437	54,151	3,454,140
	2009	500,040	—	251,760		669,000	350,000	913,572	62,890	2,747,262

Richard G. Fishman Vice President, Treasurer & former Interim CFO	2011	287,500	—	140,400	(3)	88,224	300,000	—	62,080	878,204
	2010	275,842	—	425,545	(4)	55,240	390,000	—	35,352	1,181,979

Scott A. Tozier Senior Vice President & CFO	2011	368,205	—	1,965,600	(3)	459,500	485,000	—	320,496	3,598,801

John J. Nicols Vice President, Catalysts	2011	405,000	—	393,120	(3)	238,940	500,000	255,589	43,021	1,835,670
	2010 2009	379,588 340,020	— —	942,011 125,880	(4)	207,150 401,400	475,000 180,000	245,158 287,986	30,352 28,950	2,279,259 1,364,236

Karen G. Narwold Senior Vice President, General Counsel & Corporate Secretary	2011	368,760	—	336,960	(3)	211,370	400,000	—	65,399	1,382,489

1	Salary amounts include cash compensation earned by each named executive officer during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the 401(k) Plan and/or deferred at the election of the named executive officer into our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2011, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” beginning on page 59. Also, Mr. Kissam’s 2011 salary above includes a lump sum of $58,333 paid to Mr. Kissam in February 2012, correcting an administrative error that caused his base pay to be understated by that same amount over the period of September 1, 2011 through December 31, 2011.

2

The amount represents the aggregate grant date fair value of stock or option award(s) recognized in the fiscal year in accordance with FASB ASC Topic 718. This amount does not reflect our accounting expense for these award(s) during the year and does not correspond to the actual cash value that will be recognized by the named executive officer when received. For assumptions for 2011 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 73 of the 2011 Annual Report. For assumptions for 2010 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 68 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For assumptions for 2009 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 65 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Information on individual equity awards granted to each of the named executive officers in fiscal year 2011 is set forth in the section entitled “Grants of Plan-Based Awards” beginning on page 50 of this Proxy Statement.

3	Amounts for fiscal year 2011 include performance unit awards calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2011 performance unit award is 200% of Target level. The aggregate grant fair value at the Superior level of 200% for each of the named executive officers is: Mr. Rohr $4,829,760; Mr. Kissam $2,134,080; Mr. Steitz $1,684,800; Mr. Fishman $280,800; Mr. Tozier $1,123,200; Mr. Nicols $786,240; and Ms. Narwold $673,920. Also includes a January 2011 Restricted Stock award granted to Mr. Tozier of 25,000 shares with a grant date fair value of $1,404,000 assuming a price per share of $56.16, which represents the closing price of our Common Stock on the date of grant.

4	Amounts for fiscal year 2010 include performance unit awards calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2010 performance unit award is 200% of Target level. The aggregate grant fair value at the Superior level of 200% for each of the named executive officers is: Mr. Rohr $3,335,200; Mr. Kissam $1,677,600; Mr. Steitz $1,677,600; Mr. Fishman $197,118; and Mr. Nicols $704,592. Includes a March 2010 Restricted Stock Unit award granted to Mr. Fishman and Mr. Nicols of 5,000 and 15,000 units, respectively, with a grant date fair value of $201,493 and $589,714, respectively, assuming a price per share of $40.2986 and $39.3143, respectively, which represents the closing price of our Common Stock on the date of grant that is discounted for the non payment of dividends. Also includes a September 2010 stock unit award granted to Mr. Fishman of 3,000 units, with a grant fair value of $125,492, assuming a price per share of $41.8307, which represent the closing stock price of our Common Stock on the date of grant that is discounted for dividends not paid on the award.

5	Includes the actuarial increases in the present values of the named executive officers’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 17 to our Consolidated Financial Statements beginning on page 78 of the 2011 Annual Report.

6	All other compensation amounts include:

Name	Year	Company Contributions to Albemarle Savings Plan	Company Contributions to Defined Contribution Retirement Benefit Plan	Company Contributions to Nonqualified Deferred Compensation Plan		Dividends Paid on Restricted Stock	Country Club Dues	Executive Physical Exam	Executive Supplemental LTD	Other		Total
Mark C. Rohr	2011	$12,250	$—	$32,750		$280	$—	$4,500	$2,462	$5,962	(a)	$58,204
	2010	12,250	—	32,750		14,590	—	3,300	2,462	—		65,352
	2009	12,250	—	32,750		26,970	—	3,300	2,462	—		77,732

Luther C. Kissam, IV	2011	12,250	—	20,979	(d)	15,666	7,697	3,300	1,784	10,260	(a)(b)	71,936
	2010	12,250	—	13,688		22,583	7,508	3,300	1,784	5,718	(e)	66,831
	2009	12,250	—	7,751		24,750	—	3,300	1,784	—		49,835

John M. Steitz	2011	12,250	—	16,075		15,666	3,310	2,341	1,967	—		51,609
	2010	12,250	—	14,730		22,583	—	2,621	1,967	—		54,151
	2009	12,250	—	14,419		24,750	6,883	2,621	1,967	—		62,890

Richard G. Fishman	2011	10,823	10,823	26,604		—	—	2,824	2,267	8,739	(a)	62,080
	2010	10,356	10,356	12,372		—	—	—		—		35,352

Scott A. Tozier	2011	12,250	12,250	12,321		12,375	—	3,773	749	266,778	(a)(c)	320,496

John J. Nicols	2011	12,250	—	8,000		—	13,266	3,773	1,447	4,285	(a)	43,021
	2010	12,250	—	6,729		—	7,143	2,546	1,447	237	(e)	30,352
	2009	12,250	—	5,764		—	6,835	2,654	1,447	—		28,950

Karen G. Narwold	2011	12,250	12,250	18,126		9,525	—	4,661	918	7,669	(c)	65,399

a	Amounts represent personal financial consulting expenses paid by the Company on behalf of the named executive officers. The amount of expense paid in 2011 for Mr. Rohr ($5,962), Mr. Kissam ($2,841), Mr. Tozier ($6,008) and Mr. Nicols ($4,285) did not include any tax gross ups. The amount of expense paid in 2011 for Mr. Fishman ($8,739) included a $2,731 tax gross up.

b	Includes $7,419 for personal use of Company aircraft which did not include a tax gross up.

c	Includes relocation expenses for Mr. Tozier of: $156,706 relating to a loss on the sale of his home, which includes $49,206 of tax gross up pursuant to the Albemarle relocation policy; $97,911 relating to new home costs, storage costs, temporary living and relocation lump sum allowances, which includes $28,829 of tax gross up pursuant to the Albemarle relocation policy; and $6,153 for non-taxable relocation expenses relating to moving household goods. Also includes relocation expenses for Ms. Narwold of $7,669 relating to temporary living, which includes $2,420 of tax gross up pursuant to the Albemarle relocation policy.

d	Includes $18,063 based on amount reported in 2011 W2 plus an additional $2,916 for the amount of retroactive pay earned in 2011 but paid in 2012. Please see footnote 1 in the Summary Compensation Table on page 47 for further information concerning the understatement of payment due to an administrative error.

e	Amounts represent the amount paid by the Company to install and/or activate a security system in the named executive officer’s home.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Executive Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its employee, including non-executive, compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. At the Executive Compensation Committee’s direction, our General Counsel (acting as the interim head of Human Resources) and her staff, together with our Chief Risk Officer and a member of our internal audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of each compensation program based on the following categories: (i) performance measures, (ii) funding, (iii) performance period, (iv) pay mix, (v) goal setting and leverage and (vi) controls and processes.

The Executive Compensation Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk taking. The Executive Compensation Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Executive Compensation Committee considered the attributes of our programs, including:

•	the balance between annual and longer-term performance opportunities;
•	alignment of our programs with business strategies focused on long-term growth and sustained shareholder value;
•

dependence upon the achievement of specific corporate and individual performance goals that are objectively determined with verifiable results. These corporate goals include both financial and non-financial metrics (such as achievement of environmental, health and safety goals) and have pre-established threshold, target and maximum award limits;

•	the Executive Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;
•	stock ownership guidelines that are reasonable and align executives’ interests with those of our shareholders; and
•

forfeiture and recoupment policy provisions in the 2008 Incentive Plan for cash and equity awards paid to named executive officers and other recipients in the event there is a restatement of incorrect financial results and upon the occurrence of certain specified events.

We have not entered into employment agreements with any of our named executive officers. For a description of the severance compensation arrangements we have with our named executive officers, please see “—Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control,” beginning on page 60.

Grants of Plan-Based Awards

The 2008 Incentive Plan serves as the core program for the performance-based compensation components of our named executive officers’ total compensation. In early 2008, our shareholders approved the 2008 Incentive Plan, which defines the incentive arrangements for eligible participants and:

•

authorizes the granting of annual cash incentive awards, stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and
•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant under the 2008 Incentive Plan.

With the exception of significant promotions and new hires, equity awards generally are made at the first meeting of the Executive Compensation Committee each year following the availability of the financial results for the prior year. The Executive Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Our last awards made to our named executive officers were made on March 12, 2010 for the 2010 LTI, January 31, 2011 for the 2011 LTI and February 24, 2012 for the 2012 LTI. These awards consisted of stock options and PSUs. The awards of stock options vest ratably over the three years from the grant date and awards of PSUs vest 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the two-year performance period and the remaining 50% vests on the following January 1st, three years after the beginning of the performance period. For additional information with respect to these awards, please see “Compensation Discussion and Analysis” beginning on page 29.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2011.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Aggregate Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
		($)	($)	($)				(#)		(#)		($/Sh)	($)

Mark C. Rohr		$ 0	$1,080,000	$3,240,000
	1/31/2011				14,620	43,000	86,000						$ 2,414,880(2)
	1/31/2011									85,000	(3)	$56.16	$ 1,562,300(3)

Luther C. Kissam, IV		$ 0	$621,000	$1,593,750
	1/31/2011				6,460	19,000	38,000						$ 1,067,040(2)
	1/31/2011									40,000	(3)	$56.16	$ 735,200(3)
John M. Steitz		$ 0	$429,000	$1,287,000
	1/31/2011				5,100	15,000	30,000						$ 842,400(2)
	1/31/2011									30,000	(3)	$56.16	$ 551,400(3)
Richard G. Fishman		$ 0	$145,000	$435,000
	1/31/2011				850	2,500	5,000						$ 140,400(2)
	1/31/2011									4,800	(3)	$56.16	$ 88,224(3)
Scott A. Tozier		$ 0	$240,000	$720,000
	1/31/2011				3,400	10,000	20,000						$ 561,600(2)
	1/31/2011									25,000	(4)	$56.16	$ 459,500(4)
	1/31/2011							25,000	(4)			$56.16	$ 1,404,000(4)
John J. Nicols		$ 0	$246,000	$738,000
	1/31/2011				2,380	7,000	14,000						$ 393,120(2)
	1/31/2011									13,000	(3)	$56.16	$ 238,940(3)
Karen G. Narwold		$ 0	$187,500	$562,500
	1/31/2011				2,040	6,000	12,000						$ 336,960(2)
	1/31/2011									11,500	(3)	$56.16	$ 211,370(3)

1	For additional information with respect to the annual cash incentive award plan and performance unit awards, please see “Compensation Discussion and Analysis” beginning on page 29. Note that Mr. Kissam’s non-equity incentive plan award target and maximum dollar amounts above are proportionately based using his annualized salary of $625,000 for the period January 1, 2011 through August 31, 2011, and his annualized salary of $800,000 for the period September 1, 2011 through December 31, 2011.

2	Reflects the full grant date fair market value of the performance unit award made January 31, 2011 calculated at Target level that vests 50% in 2013 and 50% in 2014 if certain performance targets are met. Assumes a price per share of $56.16, which represents the closing price of our Common Stock as of the date of the grant. However, if the individual retires, becomes disabled, dies or is terminated by the Company without cause after year one of the measurement period (i.e., after 12/31/2011), then the individual could become vested only in 50% of the award based on the December 31, 2011 calculated metrics.

3

On January 31, 2011, the Executive Compensation Committee approved grants of 85,000, 40,000, 30,000, 4,800, 13,000 and 11,500 stock options to Messrs. Rohr, Kissam, Steitz, Fishman and Nicols and Ms. Narwold, respectively, under the 2008 Incentive Plan. Assumes a fair value per share of $18.38 under the Black Scholes fair value model. The exercise price of each stock option is $56.16, which represents the closing price of our Common Stock as of the date of the grants. The options will vest in three increments on the first, second and the third anniversaries of the date of grant, or January 31, 2012, 2013 and 2014. The expiration date of the options is ten years from date of grant. If the individual terminates his employment with us for any reason prior to the full vesting of such award, the unvested portions of such award will be forfeited. However, if the individual retires, becomes disabled, dies or is terminated by the Company without cause after the first anniversary of the grant date, then the individual will become vested in a pro-rata portion of the stock options at that time with the exception of Mr. Rohr who would become fully vested in the options on the regular vesting schedule if he retired more than one year after the grant date.

4	On January 31, 2011, the Executive Compensation Committee approved a grant of 25,000 stock options and 25,000 shares of restricted stock as part of Mr. Tozier’s employment with the Company. The stock option grant assumes a fair value per share of $18.38 under the Black Scholes fair value model. The exercise price of the stock option is $56.16, which represents the closing price of our Common Stock as of the date of the grant. The option will cliff vest on the third anniversary date, January 31, 2014. The expiration date of the stock options is ten years from date of grant. If Mr. Tozier terminates his employment with us for any reason prior to the full vesting of such award, the unvested portions of such award will be forfeited. However, if Mr. Tozier retires, becomes disabled, dies or is terminated by the Company without cause after the first anniversary of the grant date, then he will become vested in a pro-rata portion of the stock options at that time. The restricted stock grant assumes a price of per share of $56.16, which represents the closing stock price of our Common Stock as of the date of grant. The restricted stock will vest in equal increments on the vesting dates, which are the first, second and third anniversaries of the date of grant, or January 31, 2012, 2013 and 2014. If Mr. Tozier terminates his employment for any reason prior to the full vesting of such award, then the unvested portions of such award will be forfeited. However, if Mr. Tozier dies or becomes disabled, then all shares of the restricted stock that are not then vested shall become vested as of the date of his death or of his becoming disabled.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, non-vested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark C. Rohr	100,000		$12.915	January 29, 2013
		200,000	$22.450	March 31, 2019
	21,167	42,333	$41.940	March 11, 2020
		85,000	$56.160	January 30, 2021
					25,000	(2)	$ 1,287,750(1)(2)
								80,000	(3)	$ 4,120,800	(1)(3)
								86,000	(4)	$ 4,429,860	(1)(4)
Luther C. Kissam, IV		100,000	$22.450	March 31, 2019
	12,000	24,000	$41.940	March 11, 2020
		40,000	$56.160	January 30, 2021
					12,000	(2)	$ 618,120(1)(2)
					16,666	(5)	$ 858,466(1)(5)
								40,000	(3)	$ 2,060,400	(1)(3)
								38,000	(4)	$ 1,957,380	(1)(4)
John M. Steitz		100,000	$22.450	March 31, 2019
	12,000	24,000	$41.940	March 11, 2020
		30,000	$56.160	January 30, 2021
					12,000	(2)	$ 618,120(1)(2)
					16,666	(5)	$ 858,466(1)(5)
								40,000	(3)	$ 2,060,400	(1)(3)
								30,000	(4)	$ 1,545,300	(1)(4)

Richard G. Fishman	23,000		$23.300	June 22, 2016
		18,000	$22.450	March 31, 2019
	1,334	2,666	$41.940	March 11, 2020
		4,800	$56.160	January 30, 2021
					3,333	(6)	$ 171,683(1)(6)	4,700	(3)	$ 242,097	(1)(3)
								5,000	(4)	$ 257,550	(1)(4)
Scott A. Tozier		25,000	$56.160	January 30, 2021
					25,000	(7)	$ 1,287,750(1)(7)
								20,000	(4)	$ 1,030,200	(1)(4)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Nicols		60,000	$22.450	March 31, 2019
	5,000	10,000	$41.940	March 11, 2020
		13,000	$56.160	January 30, 2021
					6,000	(2)	$ 309,060(1)(2)
					15,000	(6)	$ 772,650(1)(6)
								16,800	(3)	$ 865,368(1)(3)
								14,000	(4)	$ 721,140(1)(4)

Karen G. Narwold		30,000	$42.130	September 12, 2020
		11,500	$56.160	January 30, 2021
					10,000	(8)	$515,100(1)(8)
								12,000	(4)	$ 618,120(1)(4)

1	Based on the closing price per share of Common Stock on December 31, 2011, which was $51.51.

2	Reflects a restricted stock unit award on April 1, 2009, that vests on the third anniversary of the grant date, or April 1, 2012. No dividends are paid on these units. The restricted stock unit award converts 1-for-1 into shares of our Common Stock upon vesting.

3	Reflects a performance unit award grant in 2010 that if earned will vest 50% in 2012 with the remaining 50% vesting on January 1, 2013, based on meeting certain performance targets. Assumes 100% vesting of the award, at a 200% Superior level (the maximum amount). The performance unit award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the performance unit awards, please see “Compensation Discussion and Analysis” beginning on page 29.

4	Reflects a performance unit award grant in 2011 that if earned will vest 50% in 2013 with the remaining 50% vesting on January 1, 2014 based on meeting certain performance targets. Assumes 100% vesting of the award, at a 200% Superior level (the maximum amount). The performance unit award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the performance unit awards, please see “Compensation Discussion and Analysis” beginning on page 29.

5	Reflects one-third of the 50,000 shares of restricted stock granted on April 10, 2007, that vest in three equal increments as of the third, fourth and fifth anniversaries as of the date of grant, April 10, 2010, 2011 and 2012, respectively. Dividends are paid on these shares of restricted stock.

6

Reflects 3,333 shares and 15,000 shares which remain unvested at December 31, 2011 from the 5,000 and 15,000 shares of restricted stock units granted to Mr. Fishman and Mr. Nicols, respectively, on March 12, 2010. The restricted stock unit grants assume a price per share of $40.2986 and $39.3143, respectively, which represents the closing price of our Common Stock as of the date of grant that is discounted for non-payment of dividends. The restricted stock unit award for Mr. Fishman is payable 100% in our Common Stock on the vesting dates, which are the first, second and third anniversaries of the grant date, or March 12, 2011, 2012 and 2013. The restricted stock unit award for Mr. Nicols is payable 100% in our Common Stock on the vesting dates, which are the third, fourth and fifth anniversaries of the grant date, or March 12, 2013, 2014 and 2015. The restricted stock unit awards convert 1-for-1 into shares of our Common Stock upon vesting.

7	Reflects a grant of 25,000 shares of restricted stock granted on January 31, 2011, that vests in three equal increments as of the first, second and third anniversaries of the date of grant, or January 31, 2012, 2013 and 2014, respectively. Dividends are paid on these shares of restricted stock.

8	Reflects two-thirds of the 15,000 shares of restricted stock granted on September 13, 2010 (amended December 7, 2011), that vest in three increments which are as of December 9, 2011, September 13, 2012 and September 13, 2013. Dividends are paid on these shares of restricted stock.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark C. Rohr	50,000	$ 2,084,505(1)	2,000	$ 115,680(2)
Luther C. Kissam, IV	—	—	16,667	1,000,853(3)
John M. Steitz	—	—	16,667	1,000,853(3)
Richard G. Fishman	—	—	1,667	91,518(4)
	—	—	3,000	149,820(5)
	—	—	2,000	95,000(6)
Scott A. Tozier	—	—	—	—
John J. Nicols	—	—	—	—
Karen G. Narwold	—	—	5,000	265,400(7)

1	On October 27, 2011, Mr. Rohr exercised and sold options for 50,000 shares of Common Stock at grant price of $12.915 and a sales price of $54.6051.

2	Reflects the vesting of third and final increment of 2,000 shares out of a total of 6,000 shares of restricted stock granted on February 5, 2008, that vests in three increments as of the first, second and third anniversaries of the date of grant, or February 5, 2009, 2010 and 2011, respectively. The amount shown is using a value of $57.84 per share, which was the closing price of our Common Stock on the NYSE on February 4, 2011.

3	Reflects the vesting of second increment of 16,667 shares out of a total 50,000 shares of restricted stock granted on April 10, 2007, that vest in three equal increments as of the third, fourth and fifth anniversaries as of the grant, April 10, 2010, 2011 and 2012, respectively. The amount shown is using a value of $60.05 per share, which was the closing price of our Common Stock on the NYSE on April 8, 2011.

4	Reflects the vesting of first increment of 1,667 shares out of a total 5,000 shares of restricted stock units granted on March 12, 2010, that vests in three increments as of the first, second and third anniversaries of the date of grant, or March 12, 2011, 2012 and 2013, respectively. The amount shown is using a value of $54.90 per share, which was the closing price of our Common Stock on the NYSE on March 11, 2011.

5	Reflects the vesting of 3,000 shares of stock unit award granted on September 2, 2010, that vested on the first anniversary of the grant date, or September 2, 2011. The amount shown is using a value of $49.94 per share, which was the closing price of our Common Stock on the NYSE on September 1, 2011.

6

Reflects the vesting of third and final increment of 2,000 shares out of a total 6,000 shares of restricted stock units granted on October 14, 2008, that vested in three increments as of the first, second and third anniversaries of the date of grant, or October 14, 2009, 2010 and 2011, respectively. The amount shown is using a value of $47.50 per share, which was the closing price of our Common Stock on the NYSE on October 13, 2011.

7	Reflects the vesting of first increment of 5,000 shares out of a total 15,000 shares of restricted stock granted on September 13, 2010 (amended on December 7, 2011) that vests in three increments as of December 9, 2011, September 13, 2012 and September 13, 2013, respectively. The amount shown is using a value of $53.08 per share, which was the closing price of our Common Stock on the NYSE on December 8, 2011.

Retirement Benefits

Pension Benefits Table

In 2004, we implemented a new defined contribution retirement benefit for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continue to participate in our defined benefit pension plan. The following table presents information concerning the Albemarle Corporation defined benefit pension plan (“Pension Plan”) and the Albemarle Corporation Supplemental Executive Retirement Plan (“SERP”). The Pension Plan provides for payments or other benefits to our named executive officers at, following or in connection with retirement. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, they will be paid under the SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(4)	Payments During Last Fiscal Year ($)
Mark C. Rohr	Pension Plan	12.9025	$602,951	$—
	SERP(3)	12.7500	$13,681,029	$—
Luther C. Kissam, IV	Pension Plan	8.3325	$214,302	$—
	SERP(3)	8.2500	$2,024,301	$—
John M. Steitz	Pension Plan	11.5225	$395,295	$—
	SERP(3)	11.4167	$4,027,891	$—
Richard G. Fishman	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Scott A. Tozier	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
John J. Nicols	Pension Plan	21.9980	$576,473	$—
	SERP(3)	21.9980	$704,454	$—
Karen G. Narwold	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A

1	The differences in service between the qualified pension plan and the SERP are generally due to rounding differences. The qualified plan bases credited service on hours worked during the year, whereas the SERP bases credited service on the completed years and months of employment.

2	For the qualified pension plan, pension earnings are limited by the 401(a)(17) pay limit. A temporary supplemental early retirement allowance of $5 per month per year of service is payable from the Pension Plan for participants who retire at age 60 with at least 15 years of service. The SERP pay for benefits includes 100% of cash incentive bonuses paid during the year. Mr. Kissam’s present value of accumulated benefits for the SERP includes the retroactive pay of $58,333 earned in 2011 but paid in 2012. See footnote 1 in the Summary Compensation Table on page 47 for further information concerning the understatement of payment due to an administrative error.

3	All named individuals are vested in their SERP benefits.

4	The present value of accumulated benefits including supplements, if any, are based on the actuarial present value of benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following assumptions were used to determine the above present values:

•	discount rates of 4.60% as of December 31, 2011 and 2010, respectively;

•	payment form of a life annuity with a 60-month guarantee of payments from the qualified plan, and a lump sum from the SERP;

•	mortality based on the RP2000 combined healthy table with mortality improvements projected to 2013; and

•	no termination, withdrawal, disability or death is assumed before retirement age.

The benefit formula under the pension plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive awards paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. However, for participants who retire on or after December 31, 2012, final average earnings shall be determined as of December 31, 2012, and for participants who retire on or after December 31, 2020, final average earnings shall be determined as of December 31, 2014. Benefits under the pension plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table (other than short service benefits under the SERP) are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan. We maintain a SERP in the form of a non-qualified pension plan that provides eligible individuals the difference between the benefits they would actually accrue under the qualified plan but for the maximum benefit and compensation limitations under the qualified plan and deferrals of their compensation under our Executive Deferred Compensation Plan, and the benefits they actually accrue under the qualified plan. These benefits are paid in a lump sum on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees, as defined under relevant law, not earlier than six months after the employee’s separation from service).

In addition to the retirement benefits provided under our defined benefit pension plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension service benefits equal to 4% per year of the employee’s average pay over his or her last three years of service multiplied by the number of years of service to us up to 15 years, net of certain other benefits received from us (including amounts received under the qualified and non-qualified plans) and Social Security; these benefits vest only after the employee has completed five years of service with us and are paid on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). All such benefits shall be paid in one lump sum payment. These benefits have been granted to Messrs. Rohr, Kissam and Steitz. All benefits under the SERP will be immediately paid (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service) if, within 24 months following a change in control, a participant’s employment is terminated.

The SERP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO. The Board or the Executive Compensation Committee of the Board may generally amend or terminate the SERP at any time. Certain amendments to the SERP may also be approved by the Employee Relations Committee.

In 2005, we amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. In 2011, the SERP was further amended to freeze Final Average Compensation (as defined in the SERP) as of December 31, 2012, for participants who retire on or after December 31, 2012, but before December 31, 2020, and December 14, 2014, for participants who retire on or after December 31, 2020, which is consistent with the changes under our qualified defined benefit retirement plan.

Nonqualified Deferred Compensation

The following table presents information concerning each of our defined contribution or other plans that provides for the deferral of compensation of our named executive officers on a basis that is not tax qualified.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)(2)	Company Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Mark C. Rohr	$ —	$ —	$130,685	$ —	$5,929,662
Luther C. Kissam, IV	—	—	920	—	88,926
John M. Steitz	40,425	—	4,885	—	361,197
Richard G. Fishman	367,158	8,936	23,534	46,751	802,455
Scott A. Tozier	—	—	—	—	—
John J. Nicols	18,450	—	2,006	14,365	166,645
Karen G. Narwold	—	—	—	—	—

1	Amounts reflected are based on activities recorded by the plan trustee, Merrill Lynch, as of December 31, 2011.

2	All amounts are reported as compensation to the named executive officers in the Summary Compensation Table.

3	Contributions made in 2011 relate to fiscal year 2010.

4	Ending balances include phantom stock contributions made in 2011 for fiscal year 2010 of the following amounts: Mr. Rohr: $32,750; Mr. Kissam: $13,688; Mr. Steitz: $14,730; Mr. Fishman: $3,436; Mr. Tozier: N/A; Mr. Nicols: $6,729 and Ms. Narwold: $0.

5	Executive Contributions included in aggregate balance that are reported as compensation to the named executive officers in the Summary Compensation Table in 2010 and 2009 are as follows: Mr. Rohr: $0 (2010) and $360,000 (2009); Mr. Kissam: $0 (2010) and $0 (2009); Mr. Steitz: $34,375 (2010) and $33,336 (2009); Mr. Tozier: N/A (2010) and N/A (2009); Mr. Nicols: $14,300 (2010) and $20,260 (2009); and Ms. Narwold: $0 (2010) and N/A (2009).

Executive Deferred Compensation Plan. Company contributions that cannot be made under our qualified employee savings plan because of limitations under the Code are credited under our Executive Deferred Compensation Plan (the “EDCP”). In addition to the savings plan’s make-up contributions, an EDCP participant may elect to defer up to 50% of base salary and/or 100% of each cash incentive award paid in a year. Such amounts are deferred and will be paid at specified payment dates or upon retirement or other termination of employment. For eligible employees hired after March 31, 2004, the EDCP also provides a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified savings plan and of the cash incentive bonus award paid during the year. The 5% supplemental benefit increases to a 6% supplemental benefit commencing with the year that includes an employee’s 10th anniversary of employment and to 7% for the year that includes the 20th anniversary of employment.

Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the Plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.

The EDCP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO. The Executive Compensation Committee of the Board may generally amend or terminate the EDCP at any time. Certain amendments to the EDCP may also be approved by the Employee Relations Committee.

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control

In December 2006, we adopted the Albemarle Corporation Severance Pay Plan (“SPP”). In 2008, the Executive Compensation Committee also approved and adopted revisions to the SPP. These revisions to the SPP included (i) expanding participation to include all United States-based AIP participants, including those on expatriate assignments outside of the United States; (ii) requiring all covered participants in both the SPP and those who have severance compensation agreements to sign non-competition agreements; (iii) providing for severance pay to each named executive officer upon termination other than for cause (which may include a named executive officer’s “Resignation for Good Reason” (as that term is defined in the SPP)), prior to a change in control; and (iv) increasing the severance pay level for each of the named executive officers then working for the Company (other than Messrs. Nicols, Tozier, and Fishman and Ms. Narwold) to 1.5 times the amount of his annual base salary in effect prior to the termination of employment plus target cash bonus for the year.

The SPP provides severance payments to certain of our employees upon either (i) a termination of employment without cause in the absence of a change in control by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment by us without cause or if the employee elects not to relocate if requested to do so following a change in control. For purposes of the SPP, change in control has substantially the same meaning as in the severance compensation agreements. Severance payments under the SPP consist of (i) with respect to payments triggered in the absence of a change in control, 1.0 times the sum of (x) one year of the employee’s base salary in effect at the time of termination and (y) the target cash incentive award for the employee for the most recent year in which the employee participated in an annual bonus program and (ii) with respect to payments triggered following a change in control, the sum of (x) the greater of the employee’s base salary prior to the date of termination and the employee’s base salary prior to the change in control and (y) the greater of the amount of the employee’s actual cash incentive award for the year preceding the date on which the change in control occurs and the employee’s target cash incentive award for the year in which the change in control occurs.

For each of Messrs. Rohr, Kissam and Steitz, the SPP provides severance payments upon a termination of employment without cause in the absence of a change in control by reason of (i) the elimination of the employee’s position, (ii) a change to our organizational structure that results in a redesign of work processes and individual responsibilities affecting two or more individuals or (iii) for any other reason other than cause, which includes Good Reason for Resignation (as defined in the SPP). Good Reason for Resignation is defined in the SPP to mean: (i) a material diminution in base compensation, (ii) a material diminution in authority, duties or responsibilities, (iii) a material diminution in the budget over which such named executive officer retains authority, (iv) a material change in the geographic location at which services are performed or (v) any other action or inaction that constitutes a material breach by us of any written employment arrangement between such named executive officer and us. Severance payments under the SPP for each of our named executive officers in the absence of a change in control will be paid in a lump sum and consist of 1.5 times (1.0 time for Messrs. Nicols, Tozier and Fishman and Ms. Narwold) the sum of (i) one year of the employee’s base salary in effect at the time of termination and (ii) the target cash incentive award for the employee for the most recent year in which the employee participated in an annual bonus program.

For Messrs. Rohr, Kissam, Steitz, Tozier and Ms. Narwold who are each a party to a severance compensation agreement as discussed below, they are only eligible to receive payments under the SPP if their employment is terminated absent a change in control. If their employment is terminated in the event of a change of control, they are eligible to receive severance payments under their severance compensation agreements, but not the SPP. For additional information with respect to these arrangements, please see “Compensation Discussion and Analysis” beginning on page 29.

The term of the SPP is indefinite, but it may be amended or ended at any time in the absence of a change in control; after any such change in control, no amendment or termination will be effective with respect to any employee unless such employee consents. The SPP expires two years after the date of any change in control.

The estimated payments and benefits for each named executive officer due to an employment termination without cause absent a change in control, assuming the triggering event took place on December 31, 2011, would be approximately as follows:

	Mark C. Rohr	Luther C. Kissam, IV*	John M. Steitz	Richard G. Fishman	Scott A. Tozier	John J. Nicols	Karen G. Narwold

Estimated payments	$2,430,000	$1,821,000	$1,287,000	$435,000	$640,000	$656,000	$562,500

* Mr. Kissam’s estimated payment is calculated using an annualized based salary of $800,000, which became effective September 1, 2011.

In December 2006, we approved a severance compensation program for certain of our executive officers, pursuant to which we entered into severance compensation agreements with each of Messrs. Kissam and Steitz. The severance compensation agreements replaced compensation arrangements with Mr. Kissam that contained severance and change in control provisions. In September 2008, we entered into a severance compensation agreement with Mr. Nicols.

On September 30, 2008, the Executive Compensation Committee approved and adopted revisions to the severance compensation program. These revisions included adding provisions in order to comply with Code Section 409A that, among other things, require a six-month delay in certain payments to participants following a termination of employment, adding provisions to reflect changes in non-qualified pension plan participation for covered executives hired after 2004 and expanding from four to ten the number of executives who will have severance compensation agreements.

In December 2011, we entered into severance compensation agreements with Mr. Tozier and Ms. Narwold who joined the Company on January 31, 2011 and September 13, 2010, respectively.

The severance compensation agreements provide that, in the event of a change in control (as defined in the severance compensation agreements), upon termination of employment by us other than for cause (as defined in the severance compensation agreements), upon death after the execution of a definitive agreement which results in a change in control or upon good reason for resignation (as defined in the severance compensation agreements), the executive will be entitled to (i) base salary and vacation pay accrued through the termination date, for the year in which the termination occurs, (ii) accrued annual cash incentive award, (iii) a lump sum severance payment further described below, (iv) vesting of any outstanding but unvested stock options and restricted stock, (v) payment of earned but not yet vested performance units, (vi) payment of a portion of unearned and unvested performance units based on the greater of (A) the target number of performance units granted and (B) a number of performance units based on actual performance against the performance criteria for the performance units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period, (vii) the elimination of certain offsets for the short service benefits under our SERP, (viii) other insurance and financial and outplacement counseling benefits and (ix) other than for Mr. Tozier and Ms. Narwold who are not eligible to receive such payments, tax gross-up payments for any excise taxes imposed on the executive in connection with payments made under the relevant severance compensation agreement, not to exceed $5MM with respect to Mr. Rohr or $3MM with respect to each of the others. The special benefits listed in items (iv), (v) and (vi) would apply in the event of a change in control regardless of whether there is also a termination of employment.

The severance payments referenced in clause (iii) of the previous paragraph consist of the product of (x) the lesser of (a) two and (b) the product of two and a fraction (not less than one) where the numerator is the number of days from the termination date until the executive’s anticipated normal retirement date (defined in accordance with our pension plan), and the denominator is 730; multiplied by (y) the sum of (a) the greater of the executive’s annual base salary immediately prior to termination and immediately prior to a change in control and (b) the greater of the amount of the executive’s actual annual cash incentive award for the year preceding the date of the change in control and the amount of the executive’s target cash incentive award for the year in which the change in control occurs except for Mr. Tozier and Ms. Narwold, where it is the greater of the amount of the executive’s target cash incentive award in place immediately before the change in control, and the amount of the executive’s target cash incentive award in place immediately before their date of termination. The severance amounts are subject to reduction if the severance payments exceed certain Code limits by up to $100,000, except for Mr. Tozier and Ms. Narwold, whose severance payments are subject to reduction if the net amount received by them would be greater than if such reductions were not to occur because of the imposition of an excise tax in the absence of such reduction.

The severance compensation agreements provide that upon retirement or death absent an executed agreement resulting in a change in control, the executive will receive benefits in accordance with our pension plans and insurance program. If an executive is terminated for cause or voluntarily quits other than for good reason (as defined in the severance compensation agreements), then the executive is entitled to receive his salary and benefits accrued through the date of termination in a lump sum payment. If an executive is terminated due to disability, then the executive is entitled to receive the greater of the benefits determined in accordance with our pension plans and insurance program in effect immediately prior to a change in control and those in effect at the time the benefits are paid.

The severance compensation agreement contains a one-year non-competition agreement for which the executive will receive consideration equal to the greater of the executive’s annual base salary which was payable immediately prior to termination and immediately prior to a change in control plus the amount of the executive’s actual annual cash incentive award for the year preceding the date of the change in control. The severance payment will also be offset by the payment to the executive for the non-competition agreement.

The term of the severance compensation agreements ended December 31st, of the year in which we entered into the agreement, subject to automatic one-year term extensions unless either the Executive Compensation Committee or the executive notifies the other of the desire not to extend.

For purposes of the severance compensation agreements and the SPP, “change in control” means the occurrence of any of the following events:

•

any person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the beneficial owner of 20% or more of the combined voting power of the then outstanding voting securities (other than as a result of an issuance of securities approved by continuing directors (as defined below), or open market purchases approved by continuing directors at the time the purchases are made); provided, however, in the event such person or group becomes the beneficial owner of 20% or more, and less than 30%, of such voting securities, the Directors who are continuing directors determine by a vote of at least two-thirds of the continuing directors that such event does not constitute a change in control,

•

as a result of a reorganization, merger, share exchange or consolidation (each, a business combination), contested election of Directors or a combination of any such items, the continuing directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s) or

•

our shareholders approve a business combination, subject to an exception where all or substantially all of the beneficial owners of our outstanding voting securities immediately prior to such business combination own more than 60% (and no one person owns more than 30%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors resulting from the business combination in substantially the same proportions as immediately prior to such business combination, and at least a majority of the directors after the business combination are continuing directors.

For purposes of the severance compensation agreements and the SPP, “continuing directors” means any member of our Board of Directors, while a member of that Board of Directors, and (i) who was a member of our Board of Directors prior to December 15, 2006 for the severance compensation agreements (or December 7, 2011 for severance compensation agreements executed in December 2011 or later) and December 13, 2007 for the SPP or (ii) whose subsequent nomination for election or election to our Board of Directors was recommended or approved by a majority of the continuing directors.

In the event of the hypothetical occurrence of both (i) a change in control and (ii) a concurrent termination of a named executive officer in accordance with such named executive officer’s severance compensation agreement and assuming these events took place on December 31, 2011, and the price per share of our Common Stock is $51.51 per share, the closing market price as of that date, each named executive officer would be entitled to the following estimated payments and accelerated vesting:

	Mark C. Rohr	Luther C. Kissam, IV*	John M. Steitz	Richard G. Fishman	Scott A. Tozier	John J. Nicols	Karen G. Narwold
Lump sum severance payment(1)	$2,810,000	$1,543,000	$1,315,000	N/A	$880,000	$885,000	$635,000
Tax gross-up(2)	$—	$—	$—	N/A	N/A	$—	N/A
Accelerated value(s) of equity compensation(3)	$7,504,877	$4,612,266	$4,612,266	N/A	$1,287,750	$2,921,010	$796,500
Accelerated value(s) for performance units(4)	$7,443,195	$3,528,435	$3,219,375	N/A	$772,650	$1,406,223	$463,590
Elimination of offsets under SERP	$295,146	$150,561	$201,953	N/A	N/A	$—	N/A
Counseling and other insurance benefits(5)	$41,384	$58,232	$69,374	N/A	$65,750	$58,232	$65,750
Non-competition agreement(6)	$2,810,000	$1,543,000	$1,315,000	N/A	$400,000	$885,000	$490,000

Total	$20,904,602	$11,435,494	$10,732,968	N/A	$3,406,150	$6,155,465	$2,450,840

*	Mr. Kissam’s lump sum severance payment and non-competition agreement amount is based on a 2011 annualized base salary of $800,000 which became effective on September 1, 2011. Please refer to footnote 1 in the Summary Compensation Table on page 47 for further information.

1	As described above, upon termination following a change in control the named executive officer would be entitled to a lump sum severance payment equal to two times his annual base compensation and actual annual variable compensation reduced by the amount of the non-competition payment, as described above. The amount shown in the table is the final amount, which has already been lowered by the amount of the non-competition payment, also shown in the table.

2	Gross-up of excise tax is subject to a maximum payment, as described above.

3	Upon a change in control, all unvested stock options and restricted stock held by a participant under our incentive compensation programs will immediately vest and be non-forfeitable.

4	Upon a change in control,

(i)	any performance units which have been earned but not yet vested, will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;

(ii)	that portion of the unearned performance units described in clause (iii) below will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;

(iii)	the number of performance units to be vested and paid in accordance with clause (ii) above will equal the greater of:

(A)	the target number of performance units granted to a named executive officer; and

(B)	a number of performance units based on our actual performance against the performance criteria for the performance units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period.

With respect to the performance units, the measurement period for the unearned performance units has not yet concluded. However the unearned performance unit metrics were measured at 200% of the Target levels at December 31, 2011. Please see “Compensation Discussion and Analysis” beginning on page 29 for further information concerning the 2010 Performance Unit Award.

5	This amount includes outplacement counseling not to exceed $25,000, financial counseling not to exceed $10,000. For Messrs. Rohr, Kissam, Steitz and Nicols the value of the continuation of medical benefits is for two years following termination. And for Mr. Tozier and Ms. Narwold the value of the continuation of medical benefits is for 18 months following termination.

6	The executive will receive a lump sum non-competition payment at termination of employment in return for an agreement not to compete for a one-year period following termination of employment as described above.

Equity Compensation Plan Information

The following table presents information as of December 31, 2011, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders
1998 Incentive Plan	159,000	$12.77	— (4)
2003 Incentive Plan	109,925	$19.21	— (5)
2008 Incentive Plan	2,413,730(6)	$35.48	4,723,670
2008 Directors Stock Plan(7)	—	—	49,875
Equity Compensation Plans Not Approved by Shareholders(8)	—	—	—
Total	2,682,655	$33.47	4,773,545

1	There are no outstanding warrants or rights. Does not include restricted stock.
2	These amounts do not include shares of restricted stock.
3	Amounts exclude any securities to be issued upon exercise of outstanding options.

4	As permitted under the terms of the Albemarle Corporation 1998 Incentive Plan, we approved an amendment to the Albemarle Corporation 1998 Incentive Plan effective October 1, 2003 canceling all authorized shares remaining for future grants or awards.
5	As permitted under the terms of the Albemarle Corporation 2003 Incentive Plan, we approved an amendment to the Albemarle Corporation 2003 Incentive Plan effective April 30, 2008 canceling all authorized shares remaining for future grants or awards.
6	Amount includes 180,250 units and 189,900 units from the March 12, 2010 and January 31, 2011 Performance Unit Awards at Target levels, respectively.
7	The 2008 Stock Compensation Plan for Non-Employee Directors (“Directors Stock Plan”) permits the grant of shares of stock to each of our non-employee Directors. The maximum aggregate number of shares of Common Stock that may be issued under the 2008 Directors Stock Plan is 100,000 shares.
8	We do not have any equity compensation plans that have not been approved by shareholders.

PROPOSAL 3 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

General Information

Shareholders have an opportunity to cast an advisory vote on compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as “Say on Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2011 executive compensation program. Approval of this proposal requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. At our 2011 Annual Meeting, a majority of our shareholders voted to annually advise us on a Say on Pay proposal, and the Board of Directors determined that the Company will hold an annual shareholder advisory vote on executive compensation. This non-binding, advisory vote on the frequency of Say on Pay must be held at least every six years.

Our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 29 of this Proxy Statement. The Executive Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked both to the creation of long-term growth, sustained shareholder value and individual and corporate performance, and are competitive with peer companies of similar size, value and complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Executive Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk taking.

The Executive Compensation Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. However, neither the approval nor the disapproval of this resolution will be binding on the Board of Directors or us nor construed as overruling a decision by the Board of Directors or us. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board of Directors or us.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

**********

SHAREHOLDER PROPOSALS

Under applicable regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2013 Annual Meeting must present such proposal to our Secretary at our principal office at 451 Florida Street, Baton Rouge, Louisiana 70801, not later than February 8, 2013, in order for the proposal to be considered for inclusion in our 2013 Proxy Statement. We anticipate holding the 2013 Annual Meeting on Wednesday, May 8, 2013.

Our Bylaws provide that a shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors by delivering written notice to our Secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.

The Secretary must receive written notice of a shareholder proposal to be acted upon at the 2013 Annual Meeting not later than the close of business on February 8, 2013, or earlier than the close of business on January 9, 2013. In order for a shareholder to bring other business before a shareholder meeting, we must receive timely notice within the time limits described above. As to each matter, the shareholder’s notice must contain:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our Bylaws are separate from, and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and the 2011 Annual Report are available on our Internet website at http://www.albemarle.com/Investors/Financials/Annual-Reports. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations,

Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801 or by telephoning 225.388.8011.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the 2011 Annual Report by contacting our Investor Relations department as described above. Beneficial owners with the same address who receive more than one Proxy Statement and the 2011 Annual Report may request delivery of a single Proxy Statement and the 2011 Annual Report by contacting our Investor Relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Karen G. Narwold, Secretary

ALBEMARLE CORPORATION 451 FLORIDA STREET BATON ROUGE, LOUISIANA 70801

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2012. Have this proxy card in hand when you access the web site and follow instructions to obtain your records and to create an electronic record of your proxy instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy instructions up until 11:59 P.M. Eastern Time on May 8, 2012. Have this proxy card in hand when you call and then follow the telephonic prompts.

-OR-

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone, please do not send your proxy by mail. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42275-P21490 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ALBEMARLE CORPORATION Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees:
	(01) Jim W. Nokes	(06) Barry W. Perry
	(02) Willam H. Hernandez	(07) John Sherman, Jr.
	(03) R. William Ide, III	(08) Harriett Tee Taggart
	(04) Luther C. Kissam, IV	(09) Anne Marie Whittemore
(05) Joseph M. Mahady

								For	Against	Abstain
Vote on Proposal The Board of Directors recommends you vote FOR Proposals 2 and 3 below:
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.							☐	☐	☐
3.	Ratification of the advisory resolution to approve the Company’s compensation for our named executive officers.							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐		Please indicate if you wish to access annual reports and proxy statements electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.		☐	☐
			Yes	No				Yes	No

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title below.

Signature [PLEASE SIGN WITHIN BOX]		Date				Title (FOR FIDUCIARIES)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Albemarle Corporation’s Notice and Proxy Statement, Annual Report and Shareholder Letter are available at

www.proxyvote.com.

M42276-P21490

Albemarle Corporation
Proxy for Annual Meeting of Shareholders to be held on Wednesday, May 9, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints as proxies Luther C. Kissam, IV and Karen G. Narwold, or any of them, with full power of substitution in each case, to vote all shares of Albemarle Corporation owned by the undersigned as of March 2, 2012, at the annual meeting of shareholders to be held Wednesday, May 9, 2012, and at any and all adjournments or postponements thereof.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 3 and according to the discretion of the proxy holders, on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side